UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2009

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2010 Annual Meeting of Stockholders to be held on Thursday, February 11, 2010 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 11, 2010 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306.

At this annual meeting we will ask you to:

•	elect three directors to serve until the 2013 Annual Meeting of Stockholders;

•	approve an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan to increase the number of shares available for awards thereunder;

•	approve the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and

•	transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 16, 2009 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the annual meeting.

This year we are taking advantage of the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. On or about December 30, 2009, we mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 2, 2009 (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

John W. Kuo
Secretary

i

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person. We have hired Georgeson Inc., 199 Water Street, New York, New York 10038, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on four proposals. Proposal One is for the election of John Seely Brown, R. Andrew Eckert and Mark R. Laret to the Board for three-year terms ending at the 2013 Annual Meeting of Stockholders.

Proposal Two is for the approval of an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”) to increase the number of shares available for awards thereunder.

Proposal Three is for the approval of the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan (the “2010 ESPP”).

Proposal Four is for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 16, 2009 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 2, 2009, as filed with the SEC on November 25, 2009) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the materials. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you are a stockholder as of December 16, 2009, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors) or “For,” “Against” or “Abstain” (for Proposals Two, Three and Four)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR the approval of the amendment to the Second Amended Stock Plan, FOR the approval of the 2010 ESPP and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your bank or broker provides. The Notice that was mailed to you has specific instructions for how to submit your vote. If you would like to revoke your proxy, you must follow the bank, broker, or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 10, 2010. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 124,319,871 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Two, Proposal Three and Proposal Four and therefore have the effect of a vote against the proposals.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, the approval of the 2010 ESPP and the amendment of the Second Amended Plan, your broker must receive voting instructions from you, as it does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposals Two, Three and Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal is required in order to approve each such Proposal.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation, and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2011 Annual Meeting of Stockholders will be no earlier than September 30, 2010 and no later than October 30, 2010 and must contain the information referenced below.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2011 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 31, 2010. The notice or proposal must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2011 Annual Meeting of Stockholders will be no earlier than September 30, 2010 and no later than October 30, 2010. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the potential candidate, the number of shares of our common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee’s written consent to the nomination and to serve, if elected.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of knowledge, experience and capability on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	Are there any minimum qualifications required for a director nominee?

A:	As set forth in its charter and in our Corporate Governance Guidelines, the Nominating Committee’s criteria for selecting director nominees include: knowledge, skills and experience in business, finance, administration and relevant technical disciplines; business management experience; international business experience and experience in industries beyond healthcare; knowledge about our industry and technology or other areas of knowledge useful to our business and product lines; gender and racial diversity; and other attributes that the Nominating Committee determines will contribute to our success and achievement of our business and social goals. The Nominating Committee will also consider the candidate’s ability to serve the long-term interests of our stockholders and availability to devote time to our affairs. Please refer to our Corporate Governance Guidelines for additional details on our policy, process and membership criteria.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s “lead” non-employee director or any other director or with the independent directors as a group or any other group of directors through the Board’s lead director by sending an e-mail to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 11, 2010 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that end at the 2013 Annual Meeting of Stockholders. All nominees, John Seely Brown, R. Andrew Eckert and Mark R. Laret, are now members of the Board. Kent J. Thiry was a member of the Board until February 2009, when he resigned from the Board. In connection with Mr. Thiry’s resignation, the Board reduced the size of the Board from ten to nine, with the reduction occurring in the class of directors whose terms end at the Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

Nominees for Election for a Three-Year Term Ending with the 2013 Annual Meeting

• John Seely Brown	Age 69, a director since 1998. Retired; visiting scholar at the University of
Southern California. Vice President of Xerox Corporation (a document technology company) from 1986 to 2002 and Chief Scientist from 1992 to
2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000.
Also a director of Corning Incorporated (a diversified technology company) and Amazon.com, Inc. (an on-line retailer).

• R. Andrew Eckert	Age 48, a director since 2004. Managing Director and General Partner of Symphony Technology Group (a private equity firm) since October 2009. Previously Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) from October 2005 to May 2009. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000.

• Mark R. Laret	Age 55, a director since February 2007. Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000.

Directors Continuing in Office Until the 2012 Annual Meeting

• Timothy E. Guertin	Age 60, a director since 2005. Our Chief Executive Officer since February
2006 and President since August 2005. Our Chief Operating Officer from
October 2004 to February 2006. Our Corporate Executive Vice President
from October 2002 to August 2005 and President of our Oncology
Systems business unit from 1992 to January 2005. Our Corporate Vice
President from 1992 to 2002.

• David W. Martin, Jr., M.D.	Age 68, a director since 1994. Chairman and Chief Executive Officer of AvidBiotics, Inc. (a biotechnology company) since 2004. Previously, Chairman and Chief Executive Officer of GangaGen, Inc. (a biotechnology company) from 2003 to 2004. From 1997 to 2003, President and Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company). Also a director of Cubist Pharmaceuticals, Inc. (a biopharmaceutical company).

• Ruediger Naumann-Etienne	Age 63, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Also, Chairman of the Board of Directors of Cardiac Science Corporation (a provider of cardiology products) since 2006, having previously been Vice-Chairman from 2005 to 2006 and Chairman of Quinton Cardiology Systems, one of its predecessor companies, from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Company). Also a director of BioRad Laboratories, Inc. (a provider of research and clinical diagnostic products) and Encision Inc. (a provider of laparoscopic surgery instruments).

Directors Continuing in Office Until the 2011 Annual Meeting

• Susan L. Bostrom	Age 49, a director since 2004. Executive Vice President, Chief Marketing
Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a
networking equipment provider) since January 2006. From February 2000 to January 2006, Senior Vice President of Cisco Systems, taking on responsibility for Worldwide Government Affairs in October 2002 and
becoming Chief Marketing Officer in January 2006. From 1998 to
February 2000, Vice President of the Internet Business Solutions Group at
Cisco Systems.

• Richard M. Levy	Age 71, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999.

• Venkatraman Thyagarajan	Age 63, a director since November 2008. Retired; former Senior Vice President and Area Director for GlaxoSmithKline Asia Pacific (a global pharmaceutical company) from January 2003 to April 2008. From January 2001 to December 2002, Vice President for South Asia for GlaxoSmithKline Asia Pacific and Managing Director of GlaxoSmithKline Pharmaceuticals Ltd. (an Indian pharmaceutical company). Also Vice Chairman of the Board of Directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd. (an Indian software company).

Corporate Governance; the Board and Committees of the Board; and Board and Committee Meetings

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

•	A majority of the Board members are independent of the Company and our management.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating Committee—are independent.

•	The Board has appointed a “lead” non-employee director who presides at all meetings of independent directors. Dr. Martin has served in this capacity of lead director since August 2004.

•

The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which all potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	Directors are expected to attend all stockholder meetings, and all current directors attended our 2009 Annual Meeting of Stockholders except Mr. Brown.

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The Board has adopted a guideline for director retirement that provides that no director may serve on the Board for more than four consecutive three-year terms (starting with terms commencing in the year 2000) or 12 years, whichever is longer. This limitation may be extended for one term upon approval by the Board. The Board may nominate for election to the Board a person who previously served on the Board, provided that the individual has not served as a director in the two years prior to his or her nomination for election.

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Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years, and recommend a director as Chairman of a committee for no more than five consecutive years.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that are certified by RiskMetrics Group’s ISS Governance Services. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events. A majority of our directors participated in in-house continuing director education in fiscal year 2009.

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The annual cycle of agenda items for Board meetings reflects Board requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance department and major business units and operations. The Board’s annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, review of risks relevant to our business, capital projects and evaluation of the Chief Executive Officer and management succession.

The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne and Mr. Thyagarajan are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines and that Mr. Thiry was “independent” during the time he served. Mr. Levy, our Chairman of the Board, and Mr. Guertin, our President and Chief Executive Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne, Mr. Thiry or Mr. Thyagarajan has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Mr. Laret is employed as Chief Executive Officer of and has a relative that is also employed by UCSF Medical Center. In connection with a research agreement, the Company paid the University of California, San Francisco approximately $176,000 in fiscal year 2009. Nonetheless, the Board therefore determined that Mr. Laret does not have any relationship that is inconsistent with a determination that he was independent, and was therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom serves as an outside director of a hospital, and Mr. Brown is a visiting scholar at a university, that are customers or suppliers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

The Board met five times in fiscal year 2009. Four of these Board meetings included executive sessions of the independent directors. We have four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. The Stock Grant Committee was disbanded in February 2009. Each current director attended at least 75% of the total Board and applicable committee meetings that were held while he or she was a director in fiscal year 2009. Directors are encouraged to attend meetings of committees on which they do not serve as members.

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•

Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of our internal audit function and of the independent registered public accounting firm.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert, Mr. Laret and Mr. Thyagarajan. Mr. Thiry served on the Audit Committee until February 2009 when he resigned from the Board. The Audit Committee met 12 times in fiscal year 2009. Five of these meetings included executive sessions of only the committee members and four of these meetings included executive sessions with PricewaterhouseCoopers LLP, our independent registered public accounting firm. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Laret and Mr. Thyagarajan are financially literate based upon each of their familiarity with financial statements and, for Mr. Laret, his experience as chief executive officer of UCSF.

Compensation and Management Development Committee

The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the CEO, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, Mr. Guertin makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the independent members of the Board.

To independently assist and advise the Compensation Committee in reviewing executive compensation, including gathering competitive information from peer companies, analyzing and making recommendations on competitive market trends and assisting in designing executive compensation and equity plans, the Compensation Committee has, for a number of years, retained Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, beginning in February 2006, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati to provide independent legal guidance on executive compensation matters. The Compensation Committee has sole authority to retain and terminate any compensation consultant or other advisor to the Compensation Committee which it uses to assist in evaluating CEO and other executive compensation.

FWC annually reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chairman on agenda items for Compensation Committee meetings, reviews management proposals, and is available to perform special projects at the Compensation Committee chairman’s request. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but FWC does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC on program design changes.

The members of the Compensation Committee are Mr. Eckert (Chairman), Ms. Bostrom, Dr. Martin and Mr. Naumann-Etienne. The Compensation Committee met four times in fiscal year 2009. Three of these meetings included executive sessions of only the committee members. In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Nominating and Corporate Governance Committee

The Nominating Committee performs the following principal functions:

•	Develops and recommends to the Board corporate governance principles.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•	Recommends to the Board the director nominees for committee assignments.

•	Oversees the annual evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Laret (Chairman), Mr. Brown and Mr. Thyagarajan. Mr. Thiry served as Chairman of the Nominating Committee until February 2009 when he resigned from the Board. The Nominating Committee met four times in fiscal year 2009. All of these meetings included executive sessions of only the committee members.

Executive Committee

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Levy (Chairman), Dr. Martin and Mr. Naumann-Etienne. The Executive Committee did not meet or act by written consent in fiscal year 2009.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. For purposes of the guidelines, a director’s holdings of phantom shares of our common stock through the Deferred Compensation Plan are also included as ownership. At the end of fiscal year 2009, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (as amended to date, the “Second Amended Stock Plan”) to increase the number of shares available for awards by 5,500,000 shares. The Second Amended Stock Plan was approved by the Board at its November 17, 2006 meeting and became effective upon the approval by stockholders at the Annual Meeting of Stockholders held on February 17, 2007.

In November 2009, the Board, upon recommendation by the Compensation Committee, adopted, subject to stockholder approval, the amendment providing for the increase so as to give us the continued ability to grant a variety of equity awards as a valuable tool to help attract and retain employees and compensate members of the Board. The amendment effecting the share increase will only become effective if Proposal Two is approved by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal Two at the Annual Meeting. If the amendment to the Second Amended Stock Plan to increase the number of shares available for awards is not approved, the Second Amended Stock Plan will continue with the current share limitation.

The closing price of our common stock on December 16, 2009 was $45.52.

General

The Second Amended Stock Plan is intended to promote our success by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees, consultants and non-employee directors in consideration for the services that they provide to us.

The Second Amended Stock Plan provides for the granting of stock options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Deferred Stock Units (collectively, “Awards”) to eligible Second Amended Stock Plan participants. If Proposal Two is adopted, the number of shares of our common stock reserved for Awards under the Second Amended Stock Plan will increase from a maximum of 13,450,000 shares to a maximum of 18,950,000 shares—an increase of 5,500,000 shares. The Second Amended Stock Plan further provides that this maximum number of shares may be increased by (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Internal Revenue Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the Varian Medical Systems, Inc. Omnibus Stock Plan and the Varian Medical Systems, Inc. 2000 Stock Plan (the “Prior Plans”) as of February 17, 2005 (3,145,673 shares) and (iii) such number of shares subject to any Awards granted under the Prior Plans that terminate, expire or lapse for any reason (239,572 shares from February 17, 2005 to October 2, 2009).

For purposes of determining the number of shares available for Awards under the Second Amended Stock Plan against the maximum number authorized, Awards of stock options and SARs count as one share for every one share issued, and any shares issued under Awards other than stock options or SARs, including Deferred Stock Units, count as two and one-half shares for every one share issued. As of December 1, 2009, the number of shares available for Awards under the Second Amended Stock Plan was 5,419,834 shares. No shares were available for equity awards under any other plan.

The Second Amended Stock Plan expressly prohibits the re-pricing of stock options and SARs (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in our corporate structure affecting shares of common stock), without stockholder consent.

Furthermore, the Second Amended Stock Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option. In addition, the Second Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Description of the Second Amended Stock Plan

Set forth below is a summary of the other principal features of the Second Amended Stock Plan and its operation. The Second Amended Stock Plan, and its amendments, including the amendment to increase the number of shares available for Awards included as this Proposal Two, are set forth in their entirety as Appendix A to this Proxy Statement, and all descriptions of the Second Amended Stock Plan contained in this Proposal Two are qualified by reference to Appendix A.

Administration of the Second Amended Stock Plan

The Compensation Committee administers the Second Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the NYSE listing requirements and as “outside directors” under Section 162(m) of the Internal Revenue Code (for purposes of qualifying Awards under the Second Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Second Amended Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted Awards, the size and types of these Awards, and the terms and conditions of these Awards. The Compensation Committee may delegate to one or more officers or directors appointed by the Compensation Committee its authority to grant and administer Awards, but only the Compensation Committee can grant Awards to employees who are subject to Section 16 of the Exchange Act. The Board will determine and administer options and Deferred Stock Units granted to non-employee directors.

Eligibility to Receive Grants of Awards

Employees and consultants of the Company and its affiliates are eligible to be selected to receive grants of one or more Awards. We cannot determine the actual number of individuals who will receive grants of Awards under the Second Amended Stock Plan because eligibility for participation in the Second Amended Stock Plan is in the discretion of the Compensation Committee. The Second Amended Stock Plan also provides for the grant of non-qualified stock options and Deferred Stock Units to our non-employee directors.

Stock Options

The Compensation Committee may grant non-qualified stock options to purchase shares of our common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the exercise price for each option, which cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the Second Amended Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. If the participant terminates services prior to an option’s normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. The Compensation Committee may extend the maximum term of any option granted under the Second Amended Stock Plan, subject to the seven-year or earlier limits set forth in the Second Amended Stock Plan.

Non-Employee Director Options

Under the Second Amended Stock Plan, the Board will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option is immediately exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, the Second Amended Stock Plan allows the Board to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for options or shares of our common stock. Under the current procedures, non-employee directors may elect to receive such compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid.

Non-Employee Director Deferred Stock Units

Under the Second Amended Stock Plan, the Board will determine the number of Deferred Stock Units to be granted to each non-employee director. Deferred Stock Units will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock being issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis. Under the form of grant agreement approved by the Board, no shares will be distributed to the non-employee director until the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation).

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted

SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and Restricted Stock Units

Restricted Stock Awards and RSU Awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares subject to a Restricted Stock or RSU Award, but during any fiscal year no participant may be granted more than 400,000 shares.

In determining whether Restricted Stock or RSUs should be granted, and/or the vesting schedule for such an Award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant Restricted Stock or RSUs only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “—Performance Goals” for more information.

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards that will result in a payment to a participant only if performance goals that the Compensation Committee establishes are satisfied. The initial value of each Performance Unit will not exceed and the initial value of each Performance Share will equal the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “—Performance Goals” for more information.

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the Second Amended Stock Plan. During any fiscal year, no participant shall receive more than 400,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an Award. Performance goals may be measured over any fiscal period not to exceed three consecutive fiscal years, as determined by the Compensation Committee. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Under the Second Amended Stock Plan, certain performance goals are specifically defined. EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Net orders means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. Stockholder return means the total return (change in price plus reinvestment of any dividends) of a share.

Nontransferability of Awards

In general, Awards granted under the Second Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and during his or her lifetime any Awards may be exercised only by the recipient. Notwithstanding the above, the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) may, in its discretion, permit Awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

Recipients of Awards may, if the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of our common stock, and the Compensation Committee or the Board may provide that these amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Recoupment Policy

The Second Amended Stock Plan provides that, in the event of a restatement of incorrect financial results, the Board will review the conduct of executive officers in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Second Amended Stock Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Amendment and Termination of the Second Amended Stock Plan

The Board generally may amend or terminate the Second Amended Stock Plan at any time and for any reason; provided, however, that any amendment shall be subject to the approval of the stockholders to the extent required by applicable law or regulation.

U.S. Federal Tax Aspects

A recipient of an option or SAR will not have taxable income upon the grant of the option or SAR. For options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of grant of Restricted Stock, the participant will not have taxable income upon grant, but upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting. A recipient of RSUs, Performance Units, Performance Shares or Deferred Stock Units will not have taxable income upon grant of the Award; instead the participant will be taxed upon payment of the Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Internal Revenue Code imposes certain restrictions on deferred compensation arrangements. Awards that are treated as deferred compensation under Section 409A of the Internal Revenue Code are intended to meet the requirements of this section of the Internal Revenue Code.

At the discretion of the Compensation Committee, the Second Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws by electing to have shares of common stock withheld, or by delivering to us already-owned shares, having a value equal to the amount required to be withheld. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to an Award, then the withheld shares will not become available again for issuance.

We will be entitled to a tax deduction in connection with an Award under the Second Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. In addition, Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the next three most highly compensated executive officers (other than our Chief Financial Officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if we comply with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and for Awards other than options and SARs, the Compensation Committee sets performance goals which must be achieved prior to payment of the Awards. We designed the Second Amended Stock Plan to permit the Compensation Committee to grant Awards that satisfy the requirements of Section 162(m), thereby allowing us to continue to receive a federal income tax deduction in connection with these Awards.

Awards Under the Second Amended Stock Plan

Awards under the Second Amended Stock Plan will be granted at the discretion of the Compensation Committee, except for Awards to non-employee directors, which will be granted by the Board. The Compensation Committee has not otherwise made any decisions on the amount and type of Awards that are to be granted under the Second Amended Stock Plan to our employees in future years. The following table sets forth information concerning stock-related Awards granted during fiscal year 2009 under the Second Amended Stock Plan to the executive officers named in our Summary Compensation Table, executive officers as a group, non-executive directors as a group, and non-executive officer employees as a group. Please refer to “Compensation of the Named Executive Officers and Directors—Grants of Plan-Based Awards” for further information on these grants. This information may not be indicative of Awards that will be granted under the Second Amended Stock Plan in future years.

Name and Position	Number of Shares Subject to Options Granted in Fiscal Year 2009	Number of Stock Awards Granted in Fiscal Year 2009	Dollar Value of Stock Awards
Timothy E. Guertin	200,000	33,334	$1,239,025
President and Chief Executive Officer

Elisha W. Finney	66,667	11,112	$413,033
Corporate Senior Vice President, Finance and Chief Financial Officer

Dow R. Wilson	83,334	13,889	$516,254
Corporate Executive Vice President and President, Oncology Systems

Robert H. Kluge	66,667	11,112	$413,033
Corporate Senior Vice President and President, X-ray Products

John W. Kuo	40,000	6,667	$247,812
Corporate Vice President, General Counsel and Secretary

Executive Officers as a Group	483,335	80,559	$2,994,378

Non-Executive Directors as a Group	35,000	18,837	$700,171

Non-Executive Officer Employees as a Group	551,419	502,632	$18,671,780

Equity Compensation Plan Information

The following table provides information as of October 2, 2009 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	8,793,002	(1)	$44.46	9,350,428	(2)
Equity compensation plans not approved by security holders (3)	3,059,717		$29.47	—

Total	11,852,719		$40.59	9,350,428

(1)	Consists of awards granted under the Omnibus Stock Plan, the 2005 Omnibus Stock Plan, the Amended and Restated 2005 Omnibus Stock Plan and the Second Amended and Restated 2005 Omnibus Stock Plan, as amended. Effective February 17, 2005, no further grants can be made under the Omnibus Stock Plan.

(2)	Includes 3,997,971 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	Consists of awards granted under the 2000 Stock Option Plan. Effective February 17, 2005, no further grants can be made under the 2000 Stock Option Plan.

During November 2000, we adopted the Varian Medical Systems, Inc. 2000 Stock Option Plan (the “2000 Plan”) that provided for the granting of stock options, SARs, Restricted Stock, Performance Units and

Performance Shares to employees and consultants, but not officers or directors. The Compensation Committee administers the 2000 Plan. Options could be granted at exercise prices determined by the Compensation Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation Committee determines, but no option can be exercised later than 10 years from the date of grant. Options granted under the 2000 Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period thereafter. The Compensation Committee similarly has broad discretion with respect to terms and conditions of SARs, Restricted Stock and other performance awards. The exercise price of any SARs could not, however, be less than 100% of the fair market value of the common stock at the date of the grant, while the initial value of performance units could not exceed the fair market value and that of performance shares had to equal the fair market value. Payout of SARs, performance shares or performance unit awards could be in cash, shares or a combination thereof. Restrictions on Restricted Stock awards could be based upon achievement of specific performance criteria, applicable securities laws or other bases, including continued employment. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE VARIAN MEDICAL SYSTEMS, INC. SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARDS THEREUNDER.

PROPOSAL THREE

APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

We are asking you and the other stockholders to approve the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan (the “2010 ESPP”). Our current Employee Stock Purchase Plan was originally adopted in 1985 for the purpose of giving our eligible employees an opportunity to purchase shares of our common stock for a 15% discount, thereby increasing their interest in our growth and success and encouraging them to remain employees. The current Employee Stock Purchase Plan was later amended to, among other things, add additional shares, and, as of the end of fiscal year 2009, there were only 3,997,971 shares available for purchase under it. The current Employee Stock Purchase Plan is scheduled to expire on April 1, 2011. In May 2009, as part of a broader set of cost-savings measures, the Board temporarily suspended the Employee Stock Purchase Plan beginning in October 2009.

In November 2009, the Board, upon recommendation of the Compensation Committee, approved and adopted the 2010 ESPP, subject to stockholder approval. Notwithstanding the temporary suspension of our current Employee Stock Purchase Plan, the Board believes that adopting the 2010 ESPP is critical in enabling us to be able to offer employee stock purchase plan benefits to employees in the future and to motivate high levels of performance through employee stock ownership in the Company. The 2010 ESPP will only become effective if Proposal Three is approved by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal Three at the Annual Meeting. If the 2010 ESPP is not approved, we will not be able to offer an employee stock purchase program as a benefit to eligible employees beyond April 1, 2011. We believe that the shares for which the 2010 ESPP provides will be sufficient to provide for employee purchases for the term of the 2010 ESPP. Once the 2010 ESPP becomes effective, purchases can no longer be made under the existing Employee Stock Purchase Plan.

General

An employee stock purchase program is an important component in the compensation structure, providing eligible employees an opportunity to purchase shares of our common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. The 2010 ESPP was approved by the Board for this purpose, notwithstanding the temporary suspension of our current Employee Stock Purchase Plan

Description of the 2010 Employee Stock Purchase Plan

Set forth below is a summary of the other principal features of the 2010 ESPP and its operation. The 2010 ESPP is set forth in its entirety as Appendix B to this Proxy Statement, and all descriptions of the 2010 ESPP contained in this Proposal Three are qualified by reference to Appendix B.

Administration of the 2010 Employee Stock Purchase Plan

The Compensation Committee administers the 2010 ESPP. The Compensation Committee has full authority to interpret and determine the provisions of the 2010 ESPP, to determine eligibility and to otherwise oversee its operations.

Authorized Shares

The 2010 ESPP provides for the purchase of up to 7 million shares of our common stock (including shares available for purchase under the current Employee Stock Purchase Plan immediately prior to the date the 2010 ESPP is effective). The Board will make appropriate adjustments, if any, in the number, kind and purchase price of the shares available for purchase under the 2010 ESPP, the maximum number of shares subject to the 2010

ESPP and the per participant, per purchase period limit described below in the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in our capital structure.

Eligibility

Most employees of the Company and its participating subsidiaries are eligible to participate in the 2010 ESPP. However, an employee is not eligible if he or she owns or has the right to acquire 5% or more of our voting stock or of our subsidiaries. Also, an employee is not eligible if he or she normally is not scheduled to work at least five months every calendar year or at least 20 hours per week. Directors who are not employees are not eligible to participate in the 2010 ESPP. Approximately 1,800 employees participated in our current Employee Stock Purchase Plan during fiscal year 2009.

Participation, Purchase Periods and Purchase of Shares

Throughout each purchase period, eligible employees have the right to make contributions to the 2010 ESPP through payroll deductions generally ranging from 1% to 10% of their regular wages. At the end of the purchase period (which under our practice has been at the end of our second and fourth fiscal quarters), a participant’s accumulated payroll deductions are used to purchase our common stock at 85% of the lower of its then fair market value or the fair market value at the start of the purchase period. The employee immediately becomes the vested owner of the shares purchased, but acquires the rights of a stockholder only upon issuance of the shares. No employee will have a right to purchase more than $25,000 of our common stock under the 2010 ESPP in any calendar year (based on the fair market value at the time the right is granted). In addition, the maximum number of shares of our common stock purchasable by any participant in any purchase period will not exceed 1,000 shares, subject to adjustment by the Compensation Committee from time to time. Our practice has been that purchase periods begin on the first trading day of the first and third fiscal quarter (near the beginning of October and April) and may begin on other dates as the Compensation Committee may provide. A participant may withdraw from the 2010 ESPP at such times as the Compensation Committee permits and automatically ceases to be a participant when no longer an eligible employee.

Amendment and Termination of the 2010 Employee Stock Purchase Stock Plan

The Board generally may amend, suspend or terminate the 2010 ESPP at any time and for any reason. Unless earlier terminated, the 2010 ESPP will extend for a period of 10 years from adoption of the 2010 ESPP by the Board.

U.S. Federal Tax Aspects

The 2010 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The granting of the right to purchase shares under the 2010 ESPP has no immediate tax consequence to either the participating employee or us. For tax purposes, employees do not recognize income at the time they purchase stock under the 2010 ESPP. If the employee does not dispose of the stock acquired within the later of two years from the date the purchase right was granted and one year from the date the shares were transferred, upon subsequent disposition of the shares the employee will recognize ordinary income to the extent of the lesser of (a) the amount by which the fair market value (i.e., the market price) of the shares at the time the purchase right was granted exceeded the purchase price or (b) the amount by which the fair market value of shares at the time of their disposition exceeded the purchase price. Any further gain will be taxed as a capital gain. We will not be allowed an income tax deduction for shares transferred to an employee under the 2010 ESPP if those shares are held for the required period.

If the employee disposes of the stock within the one and/or two-year periods described above, the employee will recognize ordinary income to the extent the fair market value of the shares on the date of purchase exceeded the purchase price. Any further gain will be taxed as a capital gain. We will be allowed an income tax deduction to the extent the employee recognizes ordinary income in such a disposition.

On December 16, 2009, the closing price of our common stock on the New York Stock Exchange was $45.52.

New Plan Benefits

Because purchases under the Employee Stock Purchase Plan are voluntary, future benefits under the Plan are not determinable. However, shares of our common stock were purchased during purchase periods in fiscal year 2009 under the Plan by the following persons and groups:

Name and Principal Position	Number of Shares Purchased
Timothy E. Guertin	704
President and Chief Executive Officer

Elisha W. Finney	698
Corporate Senior Vice President, Finance and Chief Financial Officer

Dow R. Wilson	440
Corporate Executive Vice President and President, Oncology Systems

Robert H. Kluge	440
Corporate Senior Vice President and President, X-ray Products

John W. Kuo	549
Corporate Vice President, General Counsel and Secretary

Executive Officers as a Group	3,335

Non-Executive Directors as a Group	—

Non-Executive Officer Employees as a Group	469,004

Non-employees are not eligible to participate in the Employee Stock Purchase Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC. 2010 EMPLOYEE STOCK PURCHASE STOCK PLAN.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2010, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2008. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended October 2, 2009 and September 26, 2008:

Fee Category	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$2,908,606	$2,974,223
Audit-Related Fees	568,294	318,501
Tax Fees	541,088	506,856
All Other Fees	21,633	25,883

Total Fees	$4,039,621	$3,825,463

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $292,000 and $256,000 in fiscal years 2009 and 2008, respectively. All other tax fees were approximately $249,000 and $251,000 in fiscal years 2009 and 2008, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal year 2009 and 2008 were related to the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2009 and 2008 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 6, 2009 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2009 and met with management, as well as with representatives of PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers, LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers, LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers, LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2009 be included in the Company’s Annual Report on Form 10-K for the year ended October 2, 2009.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers, LLP to be the Company’s independent registered public accounting firm for fiscal year 2010. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers, LLP’s independence, including (a) all relationships between PricewaterhouseCoopers, LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers, LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers, LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers, LLP.

Ruediger Naumann-Etienne (Chairman)

R. Andrew Eckert

Mark R. Laret

Venkatraman Thyagarajan

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2009: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 124,296,326 shares of common stock outstanding on December 1, 2009 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2009.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
Sands Capital Management, LLC (1)	7,622,695	6.13%
1100 Wilson Boulevard, Suite 2300
Arlington, Virginia 22209

Directors, Nominees for Director and Named Executive Officers
Susan L. Bostrom (2)	44,669	*
John Seely Brown (3)	79,155	*
R. Andrew Eckert (4)	36,919	*
Mark R. Laret (5)	33,919	*
Richard M. Levy (6)	952,907	*
David W. Martin, Jr., M.D. (7)	145,125	*
Ruediger Naumann-Etienne (8)	57,919	*
Venkatraman Thyagarajan (9)	7,018	*
Timothy E. Guertin (10)	1,149,213	*
Elisha W. Finney (11)	581,544	*
Robert H. Kluge (12)	538,725	*
John W. Kuo (13)	178,765	*
Dow R. Wilson (14)	406,273	*
All directors, nominees for director and executive officers as a group (14 persons) (15)	4,323,044	3.38%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2009.

(1)	Based on a Schedule 13G/A filed February 13, 2009, Sands Capital Management, LLC has sole power to vote 5,091,239 of these shares and sole power to dispose of all of these shares.

(2)	Amount shown includes 36,000 shares that may be acquired under exercisable stock options. Also includes 5,919 Deferred Stock Units that have vested but that are subject to deferred distribution.

(3)	Amount shown includes 68,236 shares that may be acquired under exercisable stock options. Also includes 5, 919 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 26,000 shares that may be acquired under exercisable stock options. Also includes 5, 919 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 26,000 shares that may be acquired under exercisable stock options. Also includes 7,919 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 825,000 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009. Also includes 127,907 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(7)	Amount shown includes 129,666 shares that may be acquired under exercisable stock options. Also includes 5,919 Deferred Stock Units that have vested but that are subject to deferred distribution, as well as 7,340 shares held in a trust of which Dr. Martin is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Martin’s wife.

(8)	Amount shown includes 51,000 shares that may be acquired under exercisable stock options. Also includes 5,919 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 2,018 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 1,022,749 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009. Also includes 64,164 shares held in a trust of which Mr. Guertin is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Guertin’s wife.

(11)	Amount shown includes 506,555 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009. Also includes 31,371 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(12)	Amount shown includes 458,527 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009.

(13)	Amount shown includes 149,249 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009. Also includes Mr. Kuo’s proportional interest in shares held in our 401(k) plan (1,054 shares).

(14)	Amount shown includes 338,767 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009.

(15)	Amount shown includes 3,730,883 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2009; 39,532 Deferred Stock Units that have vested but that are subject to deferred distribution; and 235,179 shares held in trusts or 401(k) accounts, including those described in footnotes 6, 7, 10, 11 and 13.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2009.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Compensation Philosophy

We design our executive compensation programs to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and reasonably based on individual and Company performance.

We believe that our compensation programs should:

•	Reward for good performance,

•	Base a substantial portion of the executive’s compensation on our financial performance measured against pre-determined quantitative objectives,

•	Be linked with business goals and strategies of the Company,

•	Be closely aligned with the interests of the stockholders, and

•	Be structured so as not to encourage executives to undertake excessive risk to the Company.

We target total direct compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group to reflect their past performance, the Company’s growth targets and the high cost of living geographic location of our headquarters. Our named executive officers are the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the three other executive officers who were the most highly compensated during our fiscal year, as listed in the Summary Compensation Table.

Our reward-for-performance approach has led to the Compensation Committee structuring our executives’ cash compensation so that a significant portion is at risk under the annual cash incentive plan, also known as the Management Incentive Plan (“MIP”). The MIP is payable based on business unit and overall Company performance. For our named executive officers, the bonus ranges from 60% to 110% of base salary at target achievement. We also believe that the proportion of at-risk compensation should rise as an employee’s level of responsibility and influence on outcomes increases. Moreover, we believe that a significant portion of total direct compensation should be related to our stock performance in order to align our executives’ interests closely with those of stockholders, and to provide incentives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing the Company to excessive risk. Accordingly, we require each executive to own a substantial amount of our stock. As well, our equity compensation program is structured such that stock option and restricted stock grants vest over three or more years so our executives’ interests are very much aligned with the longer term performance of our Company’s stock.

Role of the Compensation and Management Development Committee

The Compensation Committee discharges many of the Board’s responsibilities related to compensating our executive officers, non-executive officers and other executive employees as described below. The Compensation Committee evaluates our compensation plans, policies and programs, and provides advice to the Board on management matters that have major implications to the Company’s development, including leading the Board’s evaluation of CEO performance and approving succession plans for the CEO and other select executives. The Compensation Committee also reports to the Board of Directors on the major items covered at each Compensation Committee meeting.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2009 was comprised of our executive and non-executive officers and other executive employees who directly report to the CEO or whose base salaries were $300,000 or higher. In fiscal year 2009, this group comprised 15 persons. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation. The Compensation Committee also reviews our CEO’s compensation with the independent members of our Board.

The Compensation Committee has, over the last four years, among other things, taken the following actions:

1)	Incorporated tally sheets of total compensation and costs of termination as part of its annual compensation review of the executive group;

2)	Revised change-in-control agreements for the 12 officers and senior executives who have these agreements to reduce severance benefits and eliminate tax gross-ups, with only a limited exception associated with excise tax as further explained under “—Potential Payments upon Termination or Change in Control”);

3)	Annually reviewed and actively discussed succession plans within the Company, including in fiscal year 2008 reviewing assessments of key executives that had been conducted by an independent third party for the purposes of career development and succession planning;

4)	Created and executed a formal annual performance evaluation process for the CEO;

5)	Eliminated income tax gross-ups for imputed income on executive perquisites;

6)	Eliminated Company-paid non-business use of the fractionally-owned corporate aircraft;

7)	Revised and approved new financial metrics and targets used in our stockholder-approved MIP;

8)	Increased the guideline amounts for direct equity holding for executives and non-employee directors to, among other things, discourage them from taking a short-term view of performance or expose the Company to excessive risk;

9)	Implemented changes to various compensation plans to comply with the requirements of Section 409A of the Internal Revenue Code, which regulates non-qualified deferred compensation;

10)	Approved and adopted a recoupment policy covering incentive compensation paid to executives (please refer to the related discussion under “—Other Compensation Policies—Recovery of Certain Payments”);

11)	Retained an external, independent legal advisor to the Compensation Committee, in addition to earlier retaining an external, independent compensation consultant to the Compensation Committee, to advise and provide independent counsel on executive compensation; and

12)	Introduced restricted stock grants to supplement stock options as part of regular ongoing long-term incentives to balance objectives for long-term stockholder value focus, ownership and retention.

Elements of Executive Compensation Program

The compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives, including equity awards. We also provide other compensation, including a limited number of perquisites. The Compensation Committee, as part of its evaluation of the overall compensation of each named executive, reviews these individual elements and total compensation in the form of tally sheets and compares each against competitive compensation data. Each element of compensation is generally considered individually and then as a whole, so the Compensation Committee can evaluate each executive’s total direct compensation position.

Base Salaries: Base salary is the non-variable component of our executive compensation that compensates each executive for his or her individual role and responsibilities within the Company. In determining base salary for our executives, the Compensation Committee considered the following qualitative and quantitative factors:

•	Job level and responsibilities,

•	Relevant experience,

•	Individual performance,

•	Relative competitive position and internal equitability,

•	Our annual merit increase budget,

•	Our objective of targeting total direct compensation for our executives between the median and 75th percentile, and

•	Our ability to attract and retain experienced executives in a high cost of living area.

Base salaries are intended to contribute less to total direct compensation than our executives’ performance-based compensation (i.e., cash incentive and equity pay), provided that performance goals are met or exceeded. Annual base salary increases, for all executives except the CEO, are recommended to the Compensation Committee by the CEO and are reviewed, discussed, revised as appropriate, and approved by the Compensation Committee. Please refer to the discussion under “—Determining Executive Compensation—Base Salary” below for more information. The CEO’s recommendations and the analysis provided by the Compensation Committee’s external, independent compensation consultant are typically reviewed prior to and discussed at the Compensation Committee’s regularly scheduled quarterly meeting in August. Final decisions are typically approved by the Compensation Committee at its regularly scheduled quarterly meeting in November, after the end of our fiscal year. The effective date of any increase in executives’ base salary is on or about January 1 of each year.

Annual Cash Incentives: The MIP provides potential annual cash incentives intended to link executive compensation directly to achieving corporate and/or specific business unit financial goals. The Compensation Committee, working with management, establishes performance goals for the MIP in the first quarter of the fiscal year when the Company has 12-month performance periods and in the first and third quarters of the fiscal year when the Company has 6-month performance periods.

Under the MIP, the Compensation Committee (1) establishes the threshold performance goals that must be achieved for a participant to receive any payout, (2) creates a formula or table for calculating a participant’s payout depending upon how actual performance compares to the pre-established performance goals, and (3) certifies in writing that performance goals have been satisfied prior to any payment. For fiscal year 2009, the performance metrics adopted by the Compensation Committee were growth in earnings before interest and taxes (“EBIT”), revenue and net orders (please refer to the related discussion under “—Determining Executive Compensation—Annual Cash Incentives”).

Business unit performance is primarily recognized in the annual cash incentives, while overall company performance is recognized in long-term incentives and, to a lesser extent, in annual cash incentives.

Long-term Incentives, including Equity Awards: The Compensation Committee also provides annual equity awards to our executives under our stockholder-approved Second Amended Stock Plan. Long-term incentives are designed to reward stockholder value creation, align executives’ interest with that of the stockholders and retain outstanding talent, all at a reasonable cost to stockholders. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally coinciding with the dates of the scheduled quarterly meetings of the Compensation Committee (please refer to the related discussion under “—Other Compensation Policies—Equity Grant Practices”).

Historically, the Compensation Committee has provided long-term incentives to executives primarily in the form of stock options. In fiscal year 2008, the Compensation Committee changed the equity award mix to include full-value shares (e.g., restricted stock, restricted stock units) for both our executive and employee populations. The Compensation Committee continues to monitor competitive equity practices (e.g., the continuing shift of our peer companies towards inclusion of full-value shares noted in the past two years) and engages in active dialogue with its external consultants and internal management. Because stock options only have value if the underlying share price increases, the Compensation Committee continues to believe that stock options should remain the primary equity award vehicle to align executives’ interests to our stockholders’ interests. In fiscal year 2009, the Compensation Committee also had extended discussions with its independent external compensation and legal consultants about the role, effectiveness and retention value of different forms of equity awards given the current economic and healthcare reform environment where the stock market is more volatile and stock price may likely be more influenced by external economic factors than by the Company’s performance. The Compensation Committee therefore discussed the merits, challenges and the possible use of performance-vested restricted stock in future years. However, no performance-vested restricted stock awards were granted in fiscal year 2009.

Other Compensation and Perquisites: Our executives are also eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). In addition to allowing our named executives to defer portions of their compensation, the DCP allows us to make discretionary supplemental retirement contributions (“Company Supplemental Contributions”) beyond what we can contribute to their 401(k) retirement accounts due to Internal Revenue Code limitations. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing both for Company Supplemental Contributions and a tax-efficient long-term savings opportunity.

Our use of perquisites as part of our executive compensation is limited and based on historical practices and policies of the Company, as well as competitive data from our peer group and survey data. We believe that the perquisites we still provide generally allow our executives to work more efficiently and, in the case of the tax and financial counseling services, help them optimize the value received from our compensation and benefits programs. The costs of these perquisites constitute only a small percentage of executives’ overall compensation (amounting to approximately three percent for the named executive officers as a group in fiscal year 2009), and they are included in the tally sheets reviewed by the Compensation Committee annually. The perquisites include the following: use of a Company-leased vehicle; reimbursement of expenses for financial and tax planning up to $6,500 per year (except for the CEO who has no limit); and reimbursement for annual medical examinations up to $4,000 per year.

We also permit executives to participate in compensation and benefit programs generally available to all other U.S. employees, such as:

•

Employee Incentive Plan (“EIP”). The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours—between 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the target achievement level (please refer to the discussion under “—Non-Equity Incentive Plan Compensation” after the Grants of Plan-Based Awards Table);

•	Employee Stock Purchase Plan, which was suspended for fiscal year 2010 as part of the Company’s overall cost-savings plan;

•	401(k) Retirement Program; and

•	Medical, dental, supplemental life and disability insurance programs.

Our employees, including our named executive officers, are employed at-will, without contractual severance protection other than pursuant to the Change-in-Control Agreements described below. Some of our international employees have employment agreements as may be customary or required by local laws.

Determining Executive Compensation

Starting from the core principle of our compensation philosophy to reward for performance, in determining executive compensation for fiscal year 2009, the Compensation Committee assessed the overall performance of the Company against pre-defined financial metrics, our stock-price performance, achievement of non-financial goals and peer and market performance. The Compensation Committee also reviewed management’s business plans and financial budgets and projections, including analyzing the difficulty of achieving them. Consistent with our executive compensation philosophy to base a substantial portion of executive compensation on achieving financial performance and business goals and to align executives’ interests with those of stockholders, the Compensation Committee reviewed the factors considered in the performance-based compensation and strived to ensure that the incentive and equity compensation elements of the overall compensation were appropriately weighted. The Compensation Committee reviewed each component of executive compensation and total compensation against the median and 75th percentile of our competitive peer group and principal survey sources to ensure that each pay component and total compensation is reasonable and fair, and falls within the parameters set by our executive compensation philosophy.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, the CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. In addition to considering external market data and the performance of each executive, the Compensation Committee also takes into account internal equity within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants. The Compensation Committee meets in executive session with its independent consultants to develop and establish a proposal for CEO pay. This proposal is also reviewed with the independent Directors of our Board.

To review and evaluate CEO performance, the Compensation Committee chairman and the Board chairman gather evaluations from other non-employee Directors and a number of the CEO’s direct reports, and a self assessment by the CEO. This information is reviewed by the full Board in executive session to provide the basis for determining CEO compensation as well as for providing constructive feedback to the CEO.

To independently assist and advise the Compensation Committee, the Compensation Committee retains Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, the Compensation Committee retains the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters. The Compensation Committee has sole authority to retain and terminate any compensation consultant or other advisor that it uses. The only engagements of FWC by the Company are with the Compensation Committee.

FWC annually reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals, and is available to perform special projects at the Compensation Committee chair’s request. FWC and WSGR also periodically provide the Compensation Committee with information on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC on program design changes, which for fiscal year 2009 included the adoption of a recoupment policy to allow the Board to take appropriate action, such as seeking reimbursement of certain incentives from the executive in the event of a restatement of financial results when the Board determines an executive has engaged in related misconduct or code of ethics violations (please refer to the related discussion under “—Other Compensation Policies—Recovery of Certain Payments”).

For fiscal year 2009, FWC analyzed market data (including cash and equity compensation) from peer company proxy statements (please refer to “—Competitive Benchmarks” below) and other public filings, as well as two survey sources, consisting of the Radford Associates Executive Pay Survey and the Towers Perrin Executive Compensation Database. These analyses covered our top-15 executives, including the named executive officers. The Compensation Committee reviewed the data provided by FWC from the Radford Associates Executive Pay Survey covering cash compensation levels (base salary, target bonuses, and total cash compensation) at technology companies with revenues greater than $1 billion, and the Towers Perrin Executive Compensation Database covering cash compensation at companies across various industries, adjusted to represent appropriate revenue ranges based on our total-company and business unit revenue projections for fiscal year 2009. Based on their analyses, FWC made recommendations to the Compensation Committee regarding ranges for base salary increases, changes to individual incentive plan target awards and annual equity grant allocations for fiscal year 2009.

Competitive Benchmarks: Annually, FWC evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons. We set our peer group used for the fiscal year 2009 executive compensation decisions in mid-2008. In fiscal year 2009, our peer group consisted of 16 companies selected from our SEC industry classification, which is comprised of other publicly traded medical, health care or scientific equipment manufacturing companies. We selected our peer group from major labor and/or capital-market competitors that (1) have revenues and market-capitalization values that are roughly no more than four times and no less than one-third1 of ours (using data as of May 2008) and (2) have roughly similar growth and performance potential, as measured by the following metrics (computed over one-year and three-year periods): diluted earnings per share, EBIT growth, revenue growth and total shareholder return.

The 2009 peer group consisted of the following companies:

Advanced Medical Optics	Hospira	ResMed Inc.
Beckman Coulter	IDEXX Laboratories, Inc.	St. Jude Medical, Inc.
Becton Dickinson	Intuitive Surgical, Inc.	Stryker Corporation
C.R. Bard, Inc.	Inverness Medical Innovations	Thermo Fisher
Edwards Life Sciences LLC	Kinetic Concepts	Zimmer, Inc.
Hologic Inc.

Six new companies (Hologic Inc., IDEXX Laboratories, Inc., Intuitive Surgical, Inc., Inverness Medical Innovations, Stryker Corporation and Zimmer, Inc.) were added in fiscal year 2009 due to their relevance as labor-market competitors and their general fit with our selection criteria. Four companies (Biomet, Inc., Cytyc Corporation, Dade Behring Holdings, Inc. and Respironics, Inc.) were removed from the peer group that was used in our fiscal year 2008 analyses because they were acquired by other companies.

[1]	The exceptions to this are: Thermo Fisher, whose revenues and market capitalization are slightly over four times of the Company as of May 31, 2008; and Stryker Corporation, which has revenues within our range but market capitalization of slightly over four times of the Company as of May 31, 2008.

Internal Pay Equity: For fiscal year 2009, the Compensation Committee reviewed internal pay equity when determining the CEO’s compensation. The following metrics were noted for the current and prior fiscal years:

	Using “Target” Non-Equity Incentive Compensation Data
	Total Cash Compensation (1)		Total Direct Compensation (4)
Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2009	1.68	2.25	2.05	2.71
2008	1.60	2.14	2.02	2.78
2007	1.57	2.12	2.00	2.76

	Using “Actual” Non-Equity Incentive Compensation Data
	Total Cash Compensation (5)		Total Direct Compensation (6)
Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2009	1.48	2.14	1.97	2.68
2008	1.64	2.28	1.99	2.76
2007	1.96	2.19	2.14	2.80

(1)	Total Cash Compensation = Base Salary (measured using data from the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP, based on target participation levels for the stated fiscal year).

(2)	The “Second Highest Paid Executive” in fiscal years 2009, 2008 and 2007 was Mr. Wilson. The analyses excluded a $319,992 cash payment made to Mr. Wilson in each noted fiscal year as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table).

(3)	“Average NEO” represents relevant compensation of the named executive officers, excluding the CEO.

(4)	Total Direct Compensation = Total Cash Compensation (as described in footnote 1) and Equity Awards (measured using data from the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards Table for the stated fiscal year), excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(5)	Total Cash Compensation = Base Salary (measured using data from the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP based on actual amounts earned using data from the Summary Compensation Table).

(6)	Total Direct Compensation = Total Cash Compensation (as described in footnote 5) and Equity Awards (measured using data from the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards Table for the stated fiscal year), excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

Base Salary: The Compensation Committee reviews the base salaries of executives and generally targets them to be within the competitive median and 75th percentile of our peer group and survey data. The Compensation Committee also reviews the base salaries of executives in the context of target and actual total cash compensation. Base salary increases are intended to compensate each executive for his or her individual role and responsibilities within the Company. For the named executive officers, Committee approved the following base salary increases in fiscal year 2009:

Name	2009 Base Salary (effective December 27, 2008)	% Increase
Timothy E. Guertin	$875,000	4.8%
Elisha W. Finney	$520,000	5.1%
Dow R. Wilson	$606,000	4.5%
Robert H. Kluge	$412,000	5.1%
John W. Kuo	$362,000	4.9%

In light of the global economic downturn in late-2008 that continued into 2009, and some cost containment measures that the Company has put in effect for fiscal years 2009 and 2010, the Company made the decision to hold all base salaries, including those of our named executive officers, at current levels for one year. Accordingly, salaries for the named executive officers that went into effect on December 27, 2008 will remain throughout fiscal year 2010. The Compensation Committee also discussed this decision with FWC and WSGR, and agreed that we will not proceed with an extensive review of our executive compensation program for fiscal year 2010.

Performance-Based Compensation

For fiscal years 2009, 2008 and 2007, the following tables illustrate the portion of each executive’s total compensation that was intended to be delivered through performance-based (or “at risk”) compensation at target levels and that was actually delivered through performance-based (or “at risk”) compensation based on actual results:

Name and Principal Position	Fiscal Year	Using “Target” Non-Equity Incentive Compensation Data
		Salary (1)	Target Non-Equity Incentive Compensation (2)	Grant Date Fair Value of Equity Awards (3)	Total Direct Compensation (4)	% of Compensation “At Risk” (5)
Timothy E. Guertin	2009	$864,238	$987,740	$3,776,225	$5,628,203	85%
	2008	$825,594	$859,087	$4,670,203	$6,354,884	87%
	2007	$773,098	$823,077	$4,740,114	$6,336,289	88%

Elisha W. Finney	2009	$513,280	$431,000	$1,315,504	$2,259,784	77%
	2008	$489,650	$410,279	$1,667,424	$2,567,353	81%
	2007	$457,520	$393,702	$1,724,565	$2,575,787	82%

Dow R. Wilson	2009	$599,008	$502,281	$1,644,346	$2,745,635	78%
	2008	$574,632	$480,731	$2,084,281	$3,139,644	82%
	2007	$551,416	$464,154	$2,155,707	$3,171,277	83%

Robert H. Kluge	2009	$406,658	$259,085	$1,258,771	$1,924,514	79%
	2008	$387,982	$246,508	$1,244,074	$1,878,564	79%
	2007	$371,358	$237,075	$1,264,030	$1,872,463	80%

John W. Kuo	2009	$357,446	$227,642	$789,292	$1,374,381	74%
	2008	$340,988	$216,952	$1,001,136	$1,559,076	78%
	2007	$321,966	$207,519	$1,029,354	$1,558,839	79%

(1)	Data from the “Salary” column of the Summary Compensation Table. Because our fiscal year ends on or around the end of September, each executive’s fiscal year base salary comprises approximately three months at the prior year salary rate and nine months at the current salary rate.

(2)	Non-equity Incentive Compensation (i.e., MIP and EIP, based on target participation levels for the stated fiscal year).

(3)	Data from the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards Table, excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(4)	Amount excludes one-time non-recurring compensation, such as the $319,992 cash payments made to Mr. Wilson in each of fiscal year 2009, 2008 and 2007 as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table) and the grant date fair value associated with the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(5)	Calculated based on the sum of Target Non-Equity Incentive Compensation and Grant Date Fair Value of Equity Awards, divided by Total Direct Compensation.

Name and Principal Position	Fiscal Year	Using “Actual” Non-Equity Incentive Compensation Data
		Salary (1)	Actual Non-Equity Incentive Compensation (2)	Grant Date Fair Value of Equity Awards (3)	Total Direct Compensation (4)	% of Compensation “At Risk” (5)
Timothy E. Guertin	2009	$864,238	$753,417	$3,776,225	$5,393,880	84%
	2008	$825,594	$1,675,731	$4,670,203	$7,171,528	88%
	2007	$773,098	$723,376	$4,740,114	$6,236,588	88%

Elisha W. Finney	2009	$513,280	$328,754	$1,315,504	$2,157,538	76%
	2008	$489,650	$800,336	$1,667,424	$2,957,410	83%
	2007	$457,520	$346,016	$1,724,565	$2,528,101	82%

Dow R. Wilson	2009	$599,008	$493,569	$1,644,346	$2,736,923	78%
	2008	$574,632	$949,171	$2,084,281	$3,608,084	84%
	2007	$551,416	$211,068	$2,155,707	$2,918,191	81%

Robert H. Kluge	2009	$406,658	$155,584	$1,258,771	$1,821,013	78%
	2008	$387,982	$420,676	$1,244,074	$2,052,732	81%
	2007	$371,358	$293,002	$1,264,030	$1,928,390	81%

John W. Kuo	2009	$357,446	$173,651	$789,292	$1,320,390	73%
	2008	$340,988	$423,199	$1,001,136	$1,765,323	81%
	2007	$321,966	$182,399	$1,029,354	$1,533,719	79%

(1)	Data from the “Salary” column of the Summary Compensation Table.

(2)	Data from the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which represents annual cash incentives paid under the MIP and EIP.

(3)	Data from the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards table, excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(4)	Amount excludes one-time non-recurring compensation, such as the $319,992 cash payments made to Mr. Wilson in each of fiscal year 2009, 2008 and 2007 as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table) and the grant date fair value associated with the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(5)	Calculated based on the sum of Actual Non-Equity Incentive Compensation and Grant Date Fair Value of Equity Awards divided by Total Direct Compensation.

Annual Cash Incentives: Annual incentive cash payments may be paid under the MIP. Annual cash incentives are intended to link executive rewards to Company and business unit performance upon achieving pre-determined annual financial targets. In establishing fiscal year 2009 MIP targets, the Compensation Committee and our management worked together to develop measures and targets based on goals for the year.

In connection with establishing fiscal year 2009 performance incentive targets as well as threshold and maximum goals, the Compensation Committee first reviewed and discussed with both management and the full Board our business plan and its key underlying assumptions, expectations and uncertainties under then existing and anticipated market conditions, and the opportunity to generate stockholder value. The Compensation Committee attempted to set the targets and threshold-to-maximum goals such that the relative difficulty of achieving each was consistent with prior years.

Beginning in fiscal year 2007, the Compensation Committee, in discussions with management, incorporated two “top-line” (i.e., financial measures before any costs and expenses are considered) growth measures—revenue growth and net orders growth—to our historical performance measure of EBIT growth, which focuses on “bottom-line” growth (i.e., growth in profitability and earnings that also factors in success in managing costs and expenses) before interest and taxes. For fiscal year 2009, the Compensation Committee reassessed the relative importance of these three performance measures and retained their weightings under the MIP as follows: growth in EBIT (50%), growth in revenue (25%) and growth in net orders (25%). The weightings were designed such that the majority weight (i.e., 50%) continued to focus on profit and earnings while the remaining emphasis is equally placed on obtaining orders for and completing the sale of our products. Because of the relative weighting of the “top-line” measures to the “bottom-line” measure and because EBIT growth can be partially dependent upon revenue growth, the selection and design of the performance measures and weightings required strong results in both categories in order to attain an above-target payout.

For each of these three performance measures, specific targets or “factors” were set at the total-Company level and for our two largest business units, Oncology Systems and X-ray Products. The fiscal year 2009 performance goals under the MIP were set using the following assumptions:

•

Target performance (i.e., 100% achievement) at the total-Company level required 11.6% EBIT growth and 11.4% revenue growth over fiscal year 2008 actual results. The EBIT and revenue growth required target achievement to be in line with the fiscal year 2009 financial outlook we provided in our October 23, 2008 earnings press release. Target performance for the net orders metric required 12.4% growth over fiscal year 2008 actual orders;

•

Threshold (or minimum) performance required better EBIT, revenue and net orders performance against fiscal year 2008 actual results at the total-Company level. Fiscal year 2008 results, for reference purposes, displayed significant growth over fiscal year 2007: 24.0% EBIT growth, 17.9% revenue growth and 14.5% net orders growth. Any achievement at or below threshold performance would result in zero MIP payout; and

•	Maximum performance (i.e., 200% achievement) required at least 21.4% EBIT growth, 17.0% revenue growth and 19.6% net orders growth over fiscal year 2008 actual results at the total-Company level.

In determining the basis for achievement against each performance measure under the MIP for fiscal year 2009, and to the extent that the following items impact any or all of the performance targets (i.e., EBIT and revenue) that are based on the reported U.S. GAAP financial results, the Compensation Committee excluded from the calculations the following:

•	Results from acquisitions made during the fiscal year; and

•

The following one-time non-recurring charges to the extent greater than 1% of pre-tax operating income: legal contingencies and settlements, restructuring charges relating to acquisitions made during the prior year, reverse divestures, transaction costs associated with acquisitions considered during the fiscal year deemed not “probable” under U.S. GAAP, new accounting pronouncements requiring companies to restate prior year financial statements, impairment charges associated with goodwill, long-lived assets and investments.

Additionally, because of foreign exchange rate fluctuations (e.g., as between the Euro and the U.S. Dollar in calendar year 2008), in December 2008, the Compensation Committee approved adding a “foreign-currency multiplier” to partially insulate the effect of exchange rate fluctuations on the fiscal year 2009 MIP payouts if the actual currency exchange rate between the U.S. Dollar and the Euro deviated beyond a specified range used at the time the Compensation Committee set our fiscal year 2009 budget. As the actual exchange rate between the U.S. Dollar and the Euro did not deviate outside of the specified range in fiscal year 2009, we did not trigger this foreign currency multiplier in fiscal year 2009 and, accordingly, payouts were calculated based on actual business results.

MIP payout may not necessarily be linear from threshold-to-target levels and from target-to-maximum levels. The slopes of each curve and the placements of the inflection points were uniquely designed to take into account the varying degrees of difficulty to achieve the results. No payout would be earned if our fiscal year 2009 results were flat with fiscal year 2008 actual results. In order to attain any payout under the MIP in fiscal year 2009, we must have achieved growth over fiscal year 2008. Payouts within the range of 85% to 115% achievement were designed to broadly align to the range of our fiscal year 2009 financial outlook that the Company provided in our October 23, 2008 earnings press release. Payouts between the 0% to 85% achievement range and between the 115% to 200% achievement range generally carried a steeper slope than payouts in the 85% to 115% achievement range. The steeper slope in the 0% to 85% achievement range was intended to drive performance above the 85% level and to meet or exceed our financial guidance. The steeper slope in the 115% to 200% achievement range was intended to reward for performance that was considered difficult to very difficult to achieve.

The Compensation Committee assigned each of our executives a performance-based target incentive at the beginning of the fiscal year, expressed as a percentage of his or her base salary. The target incentives were established after evaluating job responsibilities, pay equity among the executive group and competitive market data. With permitted exceptions (in the case of Mr. Wilson as discussed later), cash incentive target payouts were set to result in total target cash compensation for each executive between the median and 75th percentile of the competitive market based on the FWC analyses of the peer group proxy statements and the two survey sources described above.

In fiscal year 2009, as part of the review of peer group data for total cash compensation relevant to the CEO and to further align his target incentive level to be within the range of median and 75th percentile of our peer group (at the time of our compensation review, the peer group target incentive range was 102% to 120% of base salary), the Compensation Committee increased the CEO’s target MIP level from 100% to 110% of his base salary beginning in fiscal year 2009 to bring his total target cash compensation to the median level. For our other named executive officers, the Compensation Committee determined that their current target participation levels under the MIP were appropriate and acceptable and therefore made no changes.

Actual payouts in fiscal year 2009 under the MIP for our named executive officers were as follows:

Name	Target Participation Level (% of Base Salary)	Threshold Payout	Maximum Payout–200% of target*	Target Payment (if 100% target performance achieved)	Fiscal Year 2009 Payment (based on actual performance) ($)
Timothy E. Guertin	110%	$0	$1,925,000	$962,500	$734,150
Elisha W. Finney	80%	$0	$832,000	$416,000	$317,304
Dow R. Wilson	80%	$0	$969,600	$484,800	$480,225
Robert H. Kluge	60%	$0	$494,400	$247,200	$146,511
John W. Kuo	60%	$0	$434,400	$217,200	$165,680

*	The maximum award under the MIP in fiscal year 2009 to an individual is twice their target participation level. Under no circumstance can a payout to an individual under the MIP exceed $3 million.

In its sole discretion, the Compensation Committee has the authority to reduce or eliminate the amount of incentive otherwise payable to an executive. The Compensation Committee did not use this authority with respect to the fiscal year 2009 payout. The MIP is designed to permit payments and awards of qualified “performance-based” compensation that will not be subject to the income tax deduction limitations of Internal Revenue Code Section 162(m) (please refer to the related discussion under “—Other Compensation Policies—Tax Deductibility”).

The weighting of performance goals associated with the financial performance of the Company and individual business units under the MIP were as follows: (note that each column grouping is further made up of three performance measures: growth in EBIT (50%), growth in revenue (25%) and growth in net orders (25%); this represents a change from fiscal year 2008 to the weightings of the performance measures for Mr. Kluge in our X-ray Products business in order to make the weightings of the performance measures consistent with those used at the total-Company level and for the Oncology Systems business).

Name	Total Company	Oncology Systems (business unit)	X-ray Products (business unit)
Timothy E. Guertin	100%	—	—
Elisha W. Finney	100%	—	—
Dow R. Wilson	50%	50%	—
Robert H. Kluge	50%	—	50%
John W. Kuo	100%	—	—

The payout formulae under the MIP were as follows:

•	For Mr. Guertin (who has management oversight of the entire Company), Ms. Finney and Mr. Kuo (each of whom has management oversight of the entire Company for his or her functional areas):

•	Annualized base salary as of fiscal year-end times target participation level times (weight of each total-Company performance factor times achievement against that performance factor).

•	Example for Mr. Guertin:

$875,000 x 110% (target MIP %) x [100% x (A+B+C)] = $734,150

A (growth in total-company EBIT): 106.92% (actual achievement rate) x 50% weight

B (growth in total-company revenue): 59.36% (actual achievement rate) x 25% weight

C (growth in total-company net orders): 31.90% (actual achievement rate) x 25% weight

•	For Mr. Wilson (who oversees the Oncology Systems business unit):

•

Annualized base salary as of fiscal year-end times target participation level times [(weight of each total-Company performance factor times achievement against that total-Company performance factor) plus (weight of each business unit performance factor times achievement against that business unit performance factor)].

•	Example for Mr. Wilson:

$606,000 x 80% (target MIP %) x [50% x (A+B+C) + 50% x (D+E+F)] = $480,225

A (growth in total-company EBIT): 106.92% (actual achievement rate) x 50% weight

B (growth in total-company revenue): 59.36% (actual achievement rate) x 25% weight

C (growth in total-company net orders): 31.90% (actual achievement rate) x 25% weight

D (growth in Oncology Systems EBIT): 200.00% (actual achievement rate) x 50% weight

E (growth in Oncology Systems revenue): 75.96% (actual achievement rate) x 25% weight

F (growth in Oncology Systems net orders): 11.38% (actual achievement rate) x 25% weight

•	For Mr. Kluge (who oversees the X-ray Products business unit):

•

Annualized base salary as of fiscal year-end times target participation level times [(weight of each total-Company performance factor times achievement against that total-Company performance factor) plus (weight of each business unit performance factor times achievement against that business unit performance factor)].

•	Example for Mr. Kluge:

$412,000 x 60% (target MIP %) x [50% x (A+B+C) + 50% x (D+E+F)] = $146,511

A (growth in total-company EBIT): 106.92% (actual achievement rate) x 50% weight

B (growth in total-company revenue): 59.36% (actual achievement rate) x 25% weight

C (growth in total-company net orders): 31.90% (actual achievement rate) x 25% weight

D (growth in X-ray Products EBIT): 57.30% (actual achievement rate) x 60% weight

E (growth in X-ray Products revenue): 49.33% (actual achievement rate) x 25% weight

F (growth in X-ray Products net orders): 5.06% (actual achievement rate) x 15% weight

For the past five fiscal years, we have achieved the following performance against the MIP target performance measures: Actual achievement rates (%) cannot be derived directly by dividing the achieved growth percentage against the target growth percentage as the payout schedules reflect performance curves with specifically-designed slopes and inflection points. The “payout levels” (expressed herein % and bold) for Total Company, Oncology Systems and X-ray Products were derived from specific payout schedules established by the Compensation Committee.

Achievement against Target Levels (expressed in %):	FY 2005	FY 2006	FY 2007	FY 2008	FY 2009
Total Company	105%	84%	88%	195%	76%
EBIT Growth (Target):	18.00%	16.30%	13.70%	13.40%	11.60%
EBIT Growth (Achieved):	18.90%	14.70%	12.20%	24.00%	13.10%
Revenue Growth (Target)*:			13.20%	10.50%	11.40%
Revenue Growth (Achieved)*:			11.20%	17.90%	7.00%
Net Orders Growth (Target)*:			11.10%	9.10%	12.40%
Net Orders Growth (Achieved)*:			14.00%	14.50%	3.40%

Oncology Systems	93%	60%	0%	200%	122%
EBIT Growth (Target):	17.50%	17.00%	13.60%	10.20%	10.20%
EBIT Growth (Achieved):	16.80%	13.60%	7.10%	21.00%	17.10%
Revenue Growth (Target)*:			12.60%	7.70%	9.80%
Revenue Growth (Achieved)*:			7.80%	16.10%	7.50%
Net Orders Growth (Target)*:			10.90%	8.00%	9.00%
Net Orders Growth (Achieved)*:			6.60%	14.30%	1.10%

X-ray Products	200%	200%	163%	144%	42%
EBIT Growth (Target):	8.40%	11.90%	11.50%	15.20%	18.80%
EBIT Growth (Achieved):	25.90%	24.80%	35.10%	20.70%	11.30%
Revenue Growth (Target)*:			11.30%	14.00%	16.40%
Revenue Growth (Achieved)*:			12.80%	18.60%	8.70%
Net Orders Growth (Target)*:			11.50%	13.70%	12.80%
Net Orders Growth (Achieved)*:			12.60%	23.50%	0.70%

*	Performance goal for fiscal year 2007, 2008 and 2009 only.

The following graph shows the correlation between the total-Company achievement against MIP targets for each of the last five years and our stock price at the end of each of the last five fiscal years:

For fiscal year 2009, the total target cash compensation (consisting of base salary and target annual incentives), with the exception of Mr. Wilson, was between the median and 75th percentile of our competitive peer group. Although Mr. Wilson’s total target cash compensation was above the 75th percentile of the competitive data, the Compensation Committee considered it appropriate given Mr. Wilson’s substantial experience prior to joining the Company, the significance of his current leadership role of the Oncology Systems business unit, which is responsible for over 80% of our revenues, his responsibilities and accountabilities in the role of Executive Vice President of the Company that extend beyond those of a business unit president and his importance to the future of the Company. Additionally, the Compensation Committee noted that the competitive data used to compare Mr. Wilson’s cash compensation was a combination of pay data for a division head and the second highest paid executive of the Company. When measured against pay for the second highest paid executive within our competitive peer group, Mr. Wilson’s total target cash compensation was at the median level.

In November 2009, the Compensation Committee approved new performance periods, performance measures and related weightings, and new targets and thresholds applicable to these performance measures under the MIP to reflect the 2010 business projections and earnings estimates. In light of the uncertainties created by the economic and legislative environment which has made establishing budgets and targets more challenging than normal, the Compensation Committee approved changing from our typical annual performance period to two half-year performance periods in fiscal year 2010. Additionally, the performance measures for the first half of fiscal year 2010 will be based on EBIT growth (50% weight) and Return on Sales (“ROS”) (50% weight). While our traditional EBIT growth performance measure corresponds to growth and is a metric that our investors pay close attention to, the Compensation Committee feels that it was appropriate to equally balance the growth metric with an operational efficiency metric, such as ROS, which directs the Company to continue to be mindful of profitability and costs in this economic environment. For our named executive officers, the split between total-company performance and business unit performance under the MIP remain the same (i.e., for Mr. Guertin, Ms. Finney and Mr. Kuo, their performance targets are based 100% on total-company performance; for Mr. Wilson and Mr. Kluge, their performance targets are based 50% on total-company performance and 50% on the performance of their respective business unit). Performance measures and related weightings and new targets and thresholds applicable to these performance measures for the second half of fiscal year 2010 will be established by the Compensation Committee at its May 2010 meeting.

Long-Term Incentives: The third component of executive compensation is the equity-based awards under our Second Amended Stock Plan. Equity-based awards are intended to motivate our executives and key employees to improve the long-term performance of our common stock. The Compensation Committee therefore believes that significant equity-based compensation helps create a vital long-term partnership between our executives and other stockholders.

Annually, the Compensation Committee reviews the prevalence of the different grant types and equity award mix among our peers, and the number of shares that are available for grant under our Second Amended Stock Plan. In fiscal year 2008, the Compensation Committee noted an industry-wide shift from stock options to full-value awards, particularly time-vested restricted stock and performance-vested restricted stock. Historically, the Compensation Committee has granted long-term incentives to executives in the form of stock options. Beginning in February 2008, the Compensation Committee added full-value shares (i.e., time-vested restricted stock) to the mix of annual equity grants to our executives and employees. The make-up of the annual equity awards granted to our executives in fiscal year 2008 was approximately 75% in stock options and 25% in restricted stock (with restricted stock valued at a ratio of one share of restricted stock to three stock option shares). In fiscal year 2009, the Compensation Committee further shifted the equity award mix to have approximately 33-1/3% of the annual equity grant value in restricted stock and the remaining 66-2/3% in stock options for the executive group. We believe this shift was reasonable in review of the equity award mix in our peer group between stock options and full-value awards. In addition, the Compensation Committee noted in February 2009 that the last four years of annual stock option grants were “under-water” (i.e., the strike price of the stock options was lower than the then current Company stock price), and felt that this shift was appropriate as restricted stock might have better retention and motivational value in an uncertain economy and a volatile market. The restricted stock granted in February 2009 vests annually over a three-year period, subject to continued service. The stock options, which were granted in February 2009, vest as to the first 33-1/3% of the shares 12 months from the grant date and the remainder vests monthly during the following 24-month period, subject to continued service or retirement.

In determining the appropriate equity grants, the Compensation Committee reviews our total-Company share usage based on several methodologies: (1) the annual share usage, both gross and net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”), and (3) the aggregate expense of grants as a percent of total Company market capitalization, both gross and net of forfeitures—the Shareholder Value Transfer Rate or SVT—and compares all three of these rates to competitive practices of our peer group. Thus, although the Compensation Committee mainly relies on SVT-related analyses to determine grant size, it continues to review our share usage relative to run rate and overhang of peers. While it is difficult to make fair comparisons of equity grants between companies because of their different capital structures and different business particulars, the Compensation Committee believes that these measurements need to be taken into account in order to ensure that our equity grant practices remain competitive with peers. FWC advised the Compensation Committee that as of the end of fiscal year 2008 (full year 2009 peer data is not yet available), our net usage run rate was slightly below the median of our peer group, our SVT was at the median of our peer group, and our overhang was between the median and the 75th percentile of our peer group. However, if shares that were available for new grants were included in the calculation (i.e., looking at “potential” dilution), our overhang was below the peer median level.

Additionally, the Compensation Committee reviews the competitive three-year average allocation of SVT to each peer’s top-five named executive officers at the median and 75th percentile. Based on this data, relative pay equity considerations against other senior positions within the Company and individual performance, the Compensation Committee determines the annual equity grants. For fiscal year 2009, with the exception of Mr. Kluge, the Compensation Committee approved equity awards that are equivalent to the same number of “option-equivalent” shares (with one restricted stock counting as the equivalent of three stock option shares) as the annual stock awards issued to the named executive officers in fiscal year 2008. By maintaining the number of option-equivalent shares issued in February 2009 (when the stock price on grant date was $37.17) roughly equal to that of the annual grant cycle in February 2008 (when the stock price on the grant date was quite a bit higher at $52.61), it reduced the SVT value of each stock grant to our executives and employees.

For fiscal year 2009, the total direct compensation (consisting of total target cash compensation and target long-term incentives) in absolute dollars for Mr. Guertin was at approximately the median of our competitive peer group. For the other named executive officers, with the exception of Mr. Wilson whose total direct compensation is slightly above the 75th percentile of our competitive peer group, the total target direct compensation in absolute dollars was at approximately the median or between the median and 75th percentile of our competitive peer group.

In November 2009, the Compensation Committee approved two new provisions to the restricted stock unit (“RSU”) agreement that will be applied to prospective grants, permitting: (a) the unvested RSUs to accelerate upon a participant’s death; and (b) the addition of a “retirement proration” clause – mirroring what we have in our current non-qualified stock options agreement—whereby we prorate the number of RSUs based on the number of days the participant remains an active employee calculated from the date of the grant to the date the participant retires, but only if the participant retires within one year of the award’s grant date. The “prorated” RSUs will continue to vest according to the original vesting schedule as specified in the grant agreement. If an employee retires one year or more after the award’s grant date, all of the unvested RSUs of that grant will continue to vest as per the original vesting schedule in the grant agreement. “Retirement” in the stock grant agreements is currently defined as “55 years old with 10 or more years of service, or 65 years old.” Prior to November 2009, our restricted stock and RSU agreements required that the participant forfeit all the unvested shares as of the participant’s termination date regardless of the reason for termination.

Other Compensation Policies

Supplemental Retirement Contributions: In order to make retirement contributions that could not be contributed by the Company to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, we make Company Supplemental Contributions to our executives, including the named executive officers, and other highly-compensated employees in the U.S. that are calculated based on a pre-established formula. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the Company Supplemental Contributions. We believe this to be a competitive offering and necessary to attract and retain high-quality executives. Because an element of these contributions reflects non-equity incentive compensation (i.e., actual awards under the MIP), Company Supplemental Contributions partially reflect the individuals’ achievement of performance goals.

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program (the “Stock Ownership Program”) to further align the interests of our officers with those of our other stockholders. The stock ownership levels, which have been revised upward since initial adoption, are based on the value of our stock as multiples of base pay (i.e., number of shares multiplied by price per share divided by base salary). The multiples are set based upon each officer’s position, as follows:

Position	Stock Ownership as a Multiple of Current Base Salary
CEO	5x
Next four highly compensated executive officers	3x
All other executive officers and non-executive officers	2x

Under this program, stock ownership includes Company common stock owned by the officers, unvested restricted stock, as well as Company common stock they individually hold in a 401(k) plan stock investment account, Employee Stock Purchase Plan and any Company phantom shares they may hold in the DCP. Unexercised stock options are not included for purposes of determining stock ownership under this program.

Under the guidelines of the Stock Ownership Program, ownership levels are to be achieved within the later of: (i) five years of first becoming a covered officer, (ii) three years of an amendment to the ownership levels (our last one being in November 2005), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming a named executive officer. One-third of the ownership levels are to be achieved within two-and-half years after an individual becomes subject to the ownership levels. Executives who have not yet reached their guideline levels are encouraged, but not required, to retain 25% of the net after-tax profit shares obtained from stock option exercises until the ownership guideline levels are met. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

As of the end of fiscal year 2009, our CEO and all of the other executive officers and non-executive officers met the guidelines as set forth in the Stock Ownership Program.

Tax Deductibility: U.S. tax law does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) at the end of the fiscal year that is not performance-based and which exceeds $1,000,000. As a result of stockholder approval of the MIP, the Omnibus Stock Plan and the Second Amended Stock Plan, all performance-based awards under the plans are eligible for full Company tax deductibility. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, time-vested restricted stock, perquisites and special cash incentives), which may be subject to the $1,000,000 annual deductibility limitation under U.S. tax law.

Equity Grant Practices: The Compensation Committee grants equity awards (primarily stock options and restricted stock to date) to select newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Annual grants of equity awards to eligible employees have historically been granted each year on the date of the November meeting of the Compensation Committee. Starting in fiscal year 2008, the Compensation Committee moved the timing of our annual equity grant from November to February to better align the equity award decision with our January focal performance review process that is in place for the majority of our global employee population. For fiscal year 2010, and as part of a larger set of cost containment measures that the Company has put into effect, we will further move the timing of our annual equity grant from February to May. Any other special grants to continuing employees, such as for promotions or retention purposes, are granted on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the special event occurred. Exceptions to this general schedule require the approval of the Compensation Committee or the full Board. Regularly scheduled quarterly Compensation Committee meetings are typically on the second Friday of November, February and May, and on the first Friday of August, and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about the Company, any equity awards to be granted will be granted effective as of the close of the business day after the “blackout” expires, or the close of the second business day after the public release of the material, non-public information, as may be applicable. Our “blackout” period lasts approximately nine weeks and typically begins on the start of the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The grant price of any award of stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day that the stock market is closed, then the grant price is the closing price of our common stock on the next trading date. Our Second Amended Stock Plan explicitly prohibits the re-pricing of stock options without prior stockholder approval.

The Compensation Committee and the full Board review these policies periodically.

Recoupment of Certain Payments: In November 2008, the Board adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement. In the event of a restatement of incorrect financial results, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Business Ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For purposes of this policy, the term “executive officer” means executive officers as defined by the Exchange Act. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. Provisions reflecting this recoupment policy were accordingly added to our MIP, EIP and Second Amended Stock Plan.

Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitive company.

Change-in-Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change-in-control agreements with 12 executives, including our named executive officers. We have entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for our Company and our stockholders and are not unduly biased by the impact of such an action on their personal situations. These agreements do not influence our decisions surrounding the executive’s cash and equity compensation.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in decisions regarding and/or successful implementation of a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” agreements, meaning that there must be a change in control event and to receive benefits under the agreement, the executive: (1) must be terminated by us or the successor company without cause within a specified time interval following a change in control, or (2) the executive must terminate employment for good reason, as defined in the agreements, within a specified time interval following a change in control. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our CEO, CFO and three other most highly compensated executive officers upon a change in control, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2008, all of our change-in-control agreements were brought into compliance with the requirements of Section  409A of the Internal Revenue Code, which regulates non-qualified deferred compensation.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement for the 2010 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report on Form 10-K.

The Compensation and Management Development Committee:

R. Andrew Eckert (Chairman)

Susan L. Bostrom

David W. Martin, Jr.

Ruediger Naumann-Etienne

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2009, 2008 and 2007 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)(5)		Total Compensation ($) (5)
Timothy E. Guertin	2009		$864,238		—		$707,238		$2,899,518		$753,417	—		$131,107		$5,355,518
President and Chief Executive Officer	2008		$825,594		—		$269,273		$2,856,738		$1,675,731	—		$208,159		$5,835,495
	2007		$773,098		—		—		$5,306,978		$723,376	—		$135,533		$6,938,985

Elisha W. Finney	2009		$513,280		—		$407,281		$1,606,931		$328,754	—		$80,891		$2,937,137
Corporate Senior Vice President, Finance and Chief Financial Officer	2008 2007	$ $	489,650 457,520		— —	$ $	224,701 23,977	$ $	1,453,017 1,455,480	$ $	800,336 346,016	— —	$ $	104,828 92,893	$ $	3,072,533 2,375,886

Dow R. Wilson	2009		$599,008		$319,992		$368,365		$1,285,560		$493,569	—		$112,834		$3,179,328
Corporate Executive Vice President and President, Oncology Systems	2008 2007	$ $	574,632 551,416	$ $	319,992 319,992	$ $	227,709 120,000	$ $	1,809,536 1,521,521	$ $	949,171 211,068	— —	$ $	145,576 95,585	$ $	4,026,616 2,819,582

Robert H. Kluge	2009		$406,658		—		$438,514		$883,575		$155,584	—		$59,752		$1,944,083
Corporate Senior Vice President and President, X-ray Products	2008 2007	$ $	387,982 371,358		— —	$ $	288,248 9,809	$ $	784,267 1,595,003	$ $	420,676 293,002	— —	$ $	85,521 74,389	$ $	1,966,695 2,343,561

John W. Kuo	2009		$357,446		—		$301,446		$679,023		$173,651	—		$88,114		$1,599,680
Corporate Vice President, General Counsel and Secretary	2008 2007	$ $	340,988 321,966		— —	$ $	129,419 84,146	$ $	864,556 748,392	$ $	423,200 182,399	— —	$ $	69,422 60,560	$ $	1,827,585 1,397,463

(1)	This column represents the compensation expense recognized for financial statement reporting purposes in the stated fiscal years for restricted stock awards granted in that fiscal year and in prior fiscal years, in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation.” The compensation expense is determined using the fair value of the restricted stock awards (calculated using the closing price on the grant date multiplied by the number of shares), amortized over each award’s vesting period. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. No restricted stock awards were forfeited by any of the named executive officers during the stated fiscal years. Please also refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2009.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in the stated fiscal year for stock option awards granted in that fiscal year and in prior fiscal years, in accordance with ASC 718. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. Please also refer to the Grants of Plan-Based Awards Table for information on option awards made in fiscal year 2009.

(3)	This column represents annual cash incentives paid under the MIP and EIP. Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

(4)	Set forth in the table below are the components of the “All Other Compensation” column for fiscal year 2009. In addition, Mr. Wilson and Mr. Kuo purchased their Company cars in fiscal year 2009, which purchases had no incremental cost to us.

	Company Contributions to 401(k)	Company Supplemental Contributions under the Deferred Compensation Plan (A)	Financial/Tax Counseling & Annual Medical Exams	Car Usage and Related Expenses	Tax Gross-up (B)	Other (C)
Timothy E. Guertin	$14,700	$83,246	$1,303	$28,403	$553	$2,902
Elisha W. Finney	$14,700	$36,330	$2,082	$23,560	—	$4,219
Dow R. Wilson	$14,700	$51,429	$6,500	$23,499	$15,156	$1,550
Robert H. Kluge	$14,468	$19,389	$3,150	$22,380	—	$365
John W. Kuo	$14,148	$17,496	—	$27,846	$24,923	$3,700

(A)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2009, which will be made in January 2010. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his or her calendar year 2009 base salary through December 31, 2009 and the actual fiscal year 2009 cash incentive payout under the MIP and EIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2009).

(B)	Amounts represent tax gross-up associated with a patent award paid to Mr. Guertin for an issued patent (which tax gross-up is also given to all other U.S. employees receiving patent awards for issued patents), and tax gross-ups associated with the use of a leased vehicle and related expenses under the Executive Car Program for Mr. Wilson and Mr. Kuo.

(C)	For Mr. Guertin, the amount represents a patent award, Company match to charitable contributions and Company-reimbursed travel on a commercial airline flight and incremental cost for a flight on the fractionally-owned corporate aircraft for his spouse. For the other named executives, the amount consists of Company match of charitable contributions made by the named executive officer.

(5)	Fiscal year 2008 amounts for Mr. Guertin and Mr. Kluge have been adjusted from last year’s proxy statement to reflect amounts applicable to tax gross-ups under the Executive Car Program (made in the first quarter of fiscal year 2009 but applicable to fiscal year 2008). Fiscal years 2008 and 2007 amounts for all named executive officers have been adjusted from last year’s proxy statement to remove the company-paid premiums for group term life insurance as we offer this benefit to all of our U.S. employees.

Grants of Plan-Based Awards for 2009

The following table provides information on stock options, restricted stock and cash-based performance awards granted in fiscal year 2009 to each of our named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The portions of the amounts set forth under the “Grant Date Fair Value of Stock and Option Awards” column that were recognized as compensation expense during fiscal year 2009 are reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table. The unexercised portion of the option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End Table.

Name	Grant Date/Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock/ Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Timothy E. Guertin	MIP	$0	$962,500	$1,925,000	—	—	—	—
	EIP	$0	$25,240	$50,481	—	—	—	—
	2/13/2009	—	—	—	—	200,000	$37.17	$2,537,200
	2/13/2009	—	—	—	33,334	—	—	$1,239,025

Elisha W. Finney	MIP	$0	$416,000	$832,000	—	—	—	—
	EIP	$0	$15,000	$30,000	—	—	—	—
	2/13/2009	—	—	—	—	66,667	$37.17	$902,471
	2/13/2009	—	—	—	11,112	—	—	$413,033

Dow R. Wilson	MIP	$0	$484,800	$969,600	—	—	—	—
	EIP	$0	$17,481	$34,962	—	—	—	—
	2/13/2009	—	—	—	—	83,334	$37.17	$1,128,092
	2/13/2009	—	—	—	13,889	—	—	$516,254

Robert H. Kluge	MIP	$0	$247,200	$494,400	—	—	—	—
	EIP	$0	$11,885	$23,769	—	—	—	—
	2/13/2009	—	—	—	—	66,667	$37.17	$845,738
	2/13/2009	—	—	—	11,112	—	—	$413,033

John W. Kuo	MIP	$0	$217,200	$434,400	—	—	—	—
	EIP	$0	$10,442	$20,885	—	—	—	—
	2/13/2009	—	—	—	—	40,000	$37.17	$541,480
	2/13/2009	—	—	—	6,667	—	—	$247,812

(1)	These columns show the potential value of the payout for each named executive under the 2009 MIP and EIP if the threshold, target or maximum goals were satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the MIP for each named executive officer are described in the Compensation Discussion and Analysis, and the performance goals for determining the payout under the EIP mirror the Company-level goals under the MIP.

(2)	Consists of a single restricted stock grant issued under the Second Amended Stock Plan. Shares vest over a three-year period in equal increments on each one-year anniversary of the grant date, subject to continued service.

(3)

Consists of a single stock option grant issued under the Second Amended Stock Plan at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring seven years from the grant date. The first 33-1/3% of the shares subject to the options vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period, subject to continued service or retirement.

(4)	Grant date fair value is computed in accordance with ASC 718.

Salary.    The salaries of our named executive officers which took effect as of December 27, 2008 were as follows: Mr. Guertin, $875,000; Ms. Finney, $520,000; Mr. Wilson, $606,000; Mr. Kluge, $412,000 and Mr. Kuo, $362,000. These salaries reflect the increase each received in fiscal year 2009, as discussed in “—Compensation Discussion and Analysis—Determining Executive Compensation—Base Salary.”

Bonus.    For Mr. Wilson, the amount set forth in the “Bonus” column of the Summary Compensation Table represents a cash payment of $319,992 as part of a $1.6 million total cash payment pursuant to Mr. Wilson’s offer letter dated September 17, 2004. The bonus was provided to partially offset certain payments that Mr. Wilson would have otherwise been eligible to receive from his former employer. The first payment of $320,000 was made on the first anniversary of Mr. Wilson’s employment (January 2006) and payments continue in monthly increments of $26,666 over the following four years. Each payment is conditioned upon Mr. Wilson being employed by us on the date of the payment.

Non-Equity Incentive Plan Compensation.    The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan” columns of the Grants of Plan-Based Awards Table represent the potential awards and the amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table represent the actual awards earned by the named executive officers under the MIP and the EIP. As further discussed in “—Compensation Discussion and Analysis—Determining Executive Compensation—Annual Cash Incentives,” the Compensation Committee set fiscal year 2009 targets under the MIP based on three performance measures: growth in EBIT, growth in revenue and growth in net orders. For each of these three performance measures, specific targets were set at the total-Company level and at our two largest business units, Oncology Systems and X-ray Products. Based on the applicable performance measures, the actual payouts under the MIP were: Mr. Guertin, 76.3% of target; Ms. Finney, 76.3% of target; Mr. Wilson, 99.1% of target; Mr. Kluge, 59.3% of target; and Mr. Kuo, 76.3% of target. See “—Compensation Discussion and Analysis—Determining Executive Compensation—Annual Cash Incentives” for a detailed calculation. The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours. For each eligible employee, including the named executive officers, the base salary was converted to an hourly rate. Payout ranges between 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the target achievement level. For fiscal year 2009, the EIP performance goals were the same as those for the MIP at the total-Company level (shown here with their associated weightings)—growth in Company EBIT (50%), growth in Company revenue (25%) and growth in Company net orders (25%), and the actual payout was 45.8 hours for each named executive officer.

Stock and Option Awards.    The awards of restricted stock and stock options are intended to motivate executives relative to long-term performance as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, including Perquisites.    The named executive officers have also been extended certain perquisites by the Compensation Committee, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.” Because an element of these contributions reflects non-equity incentive compensation, Company Supplemental Contributions partially reflect the individuals’ achievement of performance goals.

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

•	For vehicle leases initiated prior to January 1, 2006, we provided tax gross-ups of expenses under the Executive Car Program. The last of these leases expired in fiscal year 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the named executive officers as of the end of fiscal year 2009:

Name	Option Awards (1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Timothy E. Guertin	11/14/2002	74,000	—	$24.38	11/14/2002	—		—
	11/11/2003	140,000	—	$32.10	11/11/2013	—		—
	11/18/2004	175,000	—	$39.85	11/18/2014	—		—
	11/17/2005	250,000	—	$49.88	11/17/2015	—		—
	11/21/2006	283,333	16,667	$50.66	11/21/2016	—		—
	2/15/2008	118,749	106,251	$52.61	2/15/2015	—		—
	2/13/2009	—	200,000	$37.17	2/13/2016	—		—
		—	—	—		16,667	(2)	$666,847
		—	—	—		33,334	(3)	$1,333,693

Total		1,041,082	322,918	—		50,001		$2,000,540

Elisha W. Finney	11/14/2002	68,000	—	$24.38	11/14/2012	—		—
	11/11/2003	100,000	—	$32.10	11/11/2013	—		—
	11/18/2004	90,000	—	$39.85	11/18/2014	—		—
	11/17/2005	100,000	—	$49.88	11/17/2015	—		—
	11/21/2006	94,444	5,556	$50.66	11/21/2016	—		—
	2/15/2008	40,111	35,889	$52.61	2/15/2015	—		—
	2/13/2009	—	66,667	$37.17	2/13/2016	—		—
		—	—	—		15,400	(4)	$616,154
		—	—	—		5,334	(2)	$213,413
		—	—	—		11,112	(3)	$444,591

Total		492,555	108,112	—		31,846		$1,274,158

Dow R. Wilson	1/10/2005	28,073	—	$40.57	1/9/2015	—		—
	11/17/2005	125,000	—	$49.88	11/17/2015	—		—
	11/21/2006	118,055	6,945	$50.66	11/21/2016	—		—
	2/15/2008	50,138	44,862	$52.61	2/15/2015	—		—
	2/13/2009	—	83,334	$37.17	2/13/2016	—		—
		—	—	—		44,368	(5)	$1,775,164
		—	—	—		6,667	(2)	$266,747
		—	—	—		13,889	(3)	$555,699

Total		321,266	135,141	—		64,924		$2,597,609

Name	Option Awards (1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Robert H. Kluge	11/15/2001	31,875	—	$17.95	11/15/2011	—		—
	11/14/2002	48,000	—	$24.38	11/14/2012	—		—
	11/11/2003	100,000	—	$32.10	11/11/2013	—		—
	11/18/2004	80,000	—	$39.85	11/18/2014	—		—
	11/17/2005	80,000	—	$49.88	11/17/2015	—		—
	11/21/2006	75,555	4,445	$50.66	11/21/2016	—		—
	2/15/2008	31,930	28,570	$52.61	2/15/2015	—		—
	2/13/2009	—	66,667	$37.17	2/13/2016	—		—
		—	—	—		6,300	(4)	$252,063
		—	—	—		14,334	(2)	$573,503
		—	—	—		11,112	(3)	$444,591

Total		447,360	99,682	—		31,746		$1,270,157

John W. Kuo	11/18/2004	5,500	—	$39.85	11/18/2014	—		—
	7/3/2005	20,000	—	$37.15	7/3/2015	—		—
	11/17/2005	50,000	—	$49.88	11/17/2015	—		—
	11/21/2006	42,499	2,501	$50.66	11/21/2016	—		—
	2/15/2008	23,749	21,251	$52.61	2/15/2015	—		—
	2/13/2009	—	40,000	$37.17	2/13/2016	—		—
		—	—	—		1,667	(6)	$66,697
		—	—	—		8,400	(4)	$336,084
		—	—	—		3,334	(2)	$133,393
		—	—	—		6,667	(3)	$266,747

Total		141,748	63,752	—		20,068		$802,921

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. All options granted prior to February 2008 expire ten years from the date of grant, and all options granted on or after February 2008 expire seven years from the date of grant. The first 33-1/3% of the shares subject to the options vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period, subject to continued service or retirement. The following table sets forth the vesting dates for the outstanding option awards:

Grant Date	Vesting Schedule (based on original awards)
11/21/2006	33-1/3% on 11/21/2008; pro-rata monthly for next 24 months
2/15/2008	33-1/3% on 2/15/2009; pro-rata monthly for next 24 months
2/13/2009	33-1/3% on 2/13/2010; pro-rata monthly for next 24 months

(2)	Grant Date Vesting Schedule (based on outstanding awards)

2/15/2008	50% on 2/15/2010 and 50% on 2/15/2011, subject to continued service

(3)	Grant Date Vesting Schedule (based on outstanding awards)

2/13/2009	33-1/3% on 2/15/2010; 33-1/3% on 2/15/2011 and 33-1/3% on 2/15/2012, subject to continued service

(4)	Grant Date Vesting Schedule (based on outstanding awards)

8/10/2007	21% on 8/10/2010; 21% on 8/10/2011 and 58% on 8/10/2012, subject to continued service

(5)	Grant Date Vesting Schedule (based on outstanding awards)

1/10/2005	33-1/3% on 1/10/2010; 33-1/3% on 1/10/2015 and 33-1/3% on 1/10/2020, subject to continued service

(6)	Grant Date Vesting Schedule (based on outstanding awards)

11/21/2006	100% on 11/21/2009, subject to continued service

(7)	Based on the closing price of our common stock as of October 2, 2009 ($40.01).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of restricted stock by each of the named executive officers during fiscal year 2009. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of restricted stock, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” may not mean that the named executive officer has actually sold the vested shares for cash.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Timothy E. Guertin	116,500	$3,286,446	8,333	$301,988
Elisha W. Finney	10,000	$334,258	5,966	$216,637
Dow R. Wilson	—	—	3,333	$120,788
Robert H. Kluge	—	—	8,516	$308,795
John W. Kuo	—	—	5,133	$184,287

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2009, and account balance as of October 2, 2009 for each of the named executive officers, under our nonqualified Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Timothy E. Guertin	—		$138,691	$6,291	—	$550,736
Elisha W. Finney	$220,244	(1)	$65,019	$40,623	—	$1,488,390
Dow R. Wilson	—		$79,243	$1,441	—	$153,301
Robert H. Kluge	—		$35,832	$532,410	—	$3,686,011
John W. Kuo	$220,798	(1)	$33,055	$31,638	—	$606,230

(1)	These amounts represent a portion of the fiscal year 2008 MIP and EIP payments paid in November 2008 that was deferred by the named executive officer into the DCP.

(2)	These amounts represent Company Supplemental Contributions (as described below) attributable to fiscal year 2008 made by the Company in January 2009.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Balance at last fiscal year end includes the following amounts reported as compensation to the named executive officers in the Summary Compensation Table for previous years: Mr. Guertin, $460,079; Ms. Finney, $1,076,410; Mr. Wilson, $148,511; Mr. Kluge, $1,329,604; and Mr. Kuo, $509,834.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees, to forego current compensation and defer a specified percentage of their base salary (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that could not be contributed by the Company to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2009, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000); and (b) our matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee or a phantom share basis in our common stock, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis, with the exception of phantom shares of our common stock. Our corporate officers, including the named executive officers, and the directors may only elect to reallocate previous deferrals into or out of phantom shares of our common stock only one time each year during the period January 1 through January 15. This reallocation becomes effective on the first business day of February of the same year. Participants are always fully vested in the amounts deferred, Company Contributions and any earnings or losses.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board in which event benefits will be distributed as soon as the plan and Section 409A of the Internal Revenue Code permit.

Potential Payments Upon Termination or Change in Control

The tables below show certain potential payments that would have been made to a named executive officer had the termination hypothetically occurred on the last business day of fiscal year 2009 (i.e., October 2, 2009) under various scenarios, including a change in control. The potential payments were determined under the terms of our plans and arrangements as in effect on October 2, 2009. The tables do not include the nonqualified deferred compensation that would be paid to a named executive officer, which is set forth in the Nonqualified

Deferred Compensation Table above, which each such officer would receive in the event of any termination. In addition, the tables do not include the value of vested but unexercised stock options as of October 2, 2009 which could generally be exercised in the event of any termination, or the effect of an exercise of the Company’s recoupment policy. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of an executive’s separation from the Company.

An outline of the various termination scenarios and the potential payments that are made to the named executive officers in each scenario (under the terms of our plans and arrangements as in effect on October 2, 2009) appears after the tables and footnotes.

Termination Scenario	Potential Payments Upon Termination of Employment/CIC as of 10/2/09 - Timothy Guertin
					Intrinsic Value of Accelerated Equity Awards (2)
	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock (3)	280G Excise Tax Gross Up	Total
Death	$0		$0		$568,000	(4)	—	—	$568,000
Change in Control Termination (5)	$5,512,500	(6)	$221,450	(7)	$568,000		$2,000,540	—	$8,302,490
Termination with Cause	$0		$0		—		—	—	$0
All Other	$0		$0		$359,473	(8)	—	—	$359,473

Termination Scenario	Potential Payments Upon Termination of Employment/CIC as of 10/2/09 - Elisha Finney
					Intrinsic Value of Accelerated Equity Awards (2)
	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock (3)	280G Excise Tax Gross Up	Total
Death	$0		$0		$189,334	(4)	—	—	$189,334
Change in Control Termination (5)	$2,452,217	(6)	$106,417	(7)	$189,334		$1,274,158	—	$4,022,127
Termination with Cause	$0		$0		—		—	—	$0
All Other	$0		$0		—		—	—	$0

Termination Scenario	Potential Payments Upon Termination of Employment/CIC as of 10/2/09 - Dow Wilson
					Intrinsic Value of Accelerated Equity Awards (2)
	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock (3)	280G Excise Tax Gross Up	Total
Death	$0		$0		$236,669	(4)	—	—	$236,669
Change in Control Termination (5)	$2,727,000	(6)	$78,143	(7)	$236,669		$2,597,609	—	$5,639,421
Termination with Cause	$0		$0		—		—	—	$0
All Other	$0		$0		—		—	—	$0

Termination Scenario	Potential Payments Upon Termination of Employment/CIC as of 10/2/09 - Robert Kluge
					Intrinsic Value of Accelerated Equity Awards (2)
	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock (3)	280G Excise Tax Gross Up	Total
Death	$0		$0		$189,334	(4)	—	—	$189,334
Change in Control Termination (5)	$1,851,364	(6)	$85,441	(7)	$189,334		$1,270,157	—	$3,396,297
Termination with Cause	$0		$0		—		—	—	$0
All Other	$0		$0		$119,825	(8)	—	—	$119,825

Termination Scenario	Potential Payments Upon Termination of Employment/CIC as of 10/2/09 - John Kuo
					Intrinsic Value of Accelerated Equity Awards (2)
	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock (3)	280G Excise Tax Gross Up	Total (4)
Death	$0		$0		$113,600	(4)	—	—	$113,600
Change in Control Termination (5)	$1,491,789	(6)	$58,650	(7)	$113,600		$802,921	—	$2,466,959
Termination with Cause	$0		$0		—		—	—	$0
All Other	$0		$0		—		—	—	$0

(1)	In all cases, if termination of a named executive officer occurred on the last business day of fiscal year 2009, he or she would receive salary through that date and a full payout under the MIP and EIP against targets set for fiscal year 2009. The actual payments under the MIP and EIP made for fiscal year 2009 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Based on the closing stock price as of October 2, 2009 ($40.01).

(3)	Except in a Change in Control Termination, any unvested restricted shares would be cancelled and forfeited.

(4)	In the event of death, unexercisable options become fully exercisable.

(5)	In the event of a termination by the Company without cause or by the executive for good reason following a Change in Control.

(6)	Cash severance equal to 2.5 times (3.0 times for Mr. Guertin) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years.

(7)	Value of payment assumes costs to the Company from the following:

A.	Medical, dental and vision insurance (assuming that the executives pay employee’s contribution rates for continuing these coverage for 24 months).

B.	Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage (maximum amount that can be “ported” is $1,000,000, with any excess eligible for conversion). The actual conversion rates are subject to change when/if conversion actually takes place.

C.	Basic Accidental Death & Dismemberment cost is calculated based on the cost of converting to an individual policy (maximum amount that can be converted is $250,000).

D.	Financial/tax counseling of $6,500 per year.

Amount assumes 24 months of benefits continuation at fiscal year 2009 costs for 3 months and fiscal year 2010 rates for the additional 21 months. Because costs vary depending upon circumstances and eligibility, amount does not include coverage under the Varian Medical Systems, Inc. Disability Plan.

(8)	Represents value of unvested stock options that would continue to vest according to original vesting schedule because the individual is retirement eligible.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

Under change-in-control agreements with senior executives, including the named executive officers, we will pay any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other named executive officers) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus, or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options and restricted stock will fully vest as of the individual’s termination date. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to avoid onerous taxation under Section 409A of the Internal Revenue Code.

If any payments or benefits (including those under these agreements) would result in the imposition of an excise tax imposed by Section 280G of the Internal Revenue Code and the amount of such payments and benefits exceeds the threshold limit imposed by 280G by 10% or more, then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. If the amount of such payments and benefits exceeds the threshold limit by less than 10%, then the amount received by the individual will instead be reduced so that the aggregate payments and benefits to be received by the individual will be $1.00 less than the threshold imposed under Section 280G.

Compensation of Directors

The compensation of directors is determined by the full Board. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity awards) and recommends to the full Board for adoption any changes to their compensation. Changes to non-employee director compensation are generally made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives aligns the directors’ interests with the interests of stockholders, reflects competitive best practices and is cost- and tax-effective. In fiscal year 2009, at the request of the Compensation Committee, FWC performed a review of non-employee director compensation. Based on FWC’s review, which included a competitive benchmark analysis of the non-employee director compensation at our peer companies, the Board decided to maintain our current directors’ cash and equity compensation structure and which are discussed below. Please refer to the discussion under “Proposal One—Election of Directors—Corporate Governance; the Board and Committees of the Board; and Board and Committee Meetings” and “—Compensation Discussion and Analysis” for further information on FWC’s engagement by the Compensation Committee and on our peer group.

Annual Cash Compensation.    For fiscal year 2009, each non-employee director received an annual retainer of $45,000, except that the lead director received an annual retainer of $60,000. The chairmen of the Compensation Committee and the Nominating Committee received an additional $10,000 annual retainer for serving in these positions, and the chairman of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Non-employee directors may elect to receive this compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information. Directors who are employees receive no compensation for their services in their capacities as directors. The cash compensation reported below for Mr. Levy is for his service as an employee of the Company. All directors, however, receive reimbursement for out-of-pocket expenses of the directors and the directors’ spouses (including tax reimbursement for spousal expenses of non-employee directors) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Equity Compensation.    The Second Amended Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units to non-employee directors, and under this plan, each continuing non-employee director currently receives an annual grant of a non-qualified stock option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant, typically the day after the annual meeting, and an annual grant of Deferred Stock Units having a fair market value on the date of grant of $100,000, based on the fair market value. Stock options granted are immediately exercisable and expire seven years after the date of grant unless terminated earlier. Deferred Stock Units generally vest quarterly over a period of one year from the date of grant. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis.

The following table sets forth the compensation received by each director (other than Mr. Guertin, whose compensation is set forth under the Summary Compensation Table above) during fiscal year 2009:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and NQ Deferred Compensation Earnings	All Other Compensation (6)	Total ($)
Susan L. Bostrom	$61,000	$101,938	$64,193	—	—	—	$227,131
John Seely Brown	$59,000	$101,938	$64,193	—	—	—	$225,131
Andrew R. Eckert	$82,500	$101,938	$64,193	—	—	—	$248,631
Mark R. Laret	$88,250	$101,938	$64,193	—	—	—	$254,381
Richard M. Levy	—	—	—	$3,523	—	$174,604	$178,127
David W. Martin, Jr. M.D.	$76,000	$101,938	$64,193	—	—	—	$242,131
Ruediger Naumann-Etienne	$90,250	$101,938	$64,193	—	—	—	$256,381
Kent J.Thiry	$8,500	$38,362	—	—	—	—	$46,862
Venkatraman Thyagarajan	$78,250	$63,576	$64,193	—	—	—	$206,019

(1)	Mr. Thiry resigned from the Board effective February 16, 2009, and received no compensation during fiscal year 2009 other than $8,500 in meeting fees. Mr. Levy is compensated as an employee as described below.

(2)	Ms. Bostrom and Mr. Brown elected to defer their respective annual retainers and meeting fees into our DCP. Mr. Thiry similarly deferred his meeting fees into our DCP.

(3)

This column represents the compensation expense recognized for financial statement reporting purposes in fiscal year 2009 for Deferred Stock Units granted in fiscal year 2009 and in prior years, in accordance with ASC 718. The compensation expense is determined using the fair value of the Deferred Stock Unit awards (calculated using the closing price on the grant date multiplied by the number of shares), amortized over each award’s vesting period. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the directors. Deferred Stock Units vest quarterly over a period of one year from the date of grant and will be distributed to the director upon the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation). The following directors had outstanding Deferred Stock Units as of the end of fiscal year 2009: Ms. Bostrom (6,592), Mr. Brown (6,592), Mr. Eckert (6,592), Mr. Laret (8,592), Dr. Martin (6,592), Mr. Naumann-Etienne (6,592) and Mr. Thyagarajan (2,691). The grant date fair value of the Deferred Stock Units granted in fiscal year 2009 pursuant to ASC 718 was as follows: Ms. Bostrom ($100,024), Mr. Brown ($100,024), Mr. Eckert ($100,024), Mr. Laret ($100,024), Dr. Martin ($100,024), Mr. Naumann-Etienne ($100,024) and Mr. Thyagarajan ($100,024).

(4)	This column represents both the compensation expense recognized for financial statement reporting purposes in fiscal year 2009 and the grant date fair value of option awards for stock option awards granted in fiscal year 2009 in accordance with ASC 718. No amounts from prior year option awards are included as option awards to directors are exercisable immediately upon grant and therefore the related compensation expense is recognized immediately upon grant. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the directors. Options expire seven years after the date of grant unless terminated earlier. The following directors had stock options to purchase the indicated number of shares as of the end of fiscal year 2009: Ms. Bostrom (36,000), Mr. Brown (68,236), Mr. Eckert (26,000), Mr. Laret (26,000), Dr. Martin (129,666), Mr. Naumann-Etienne (51,000) and Mr. Thyagarajan (5,000).

(5)	Amount represents Mr. Levy’s participation in the EIP.

(6)	Amount for Mr. Levy includes salary ($160,004), Company contributions to his 401(k) retirement account ($9,600) and Company match of charitable contributions made by Mr. Levy ($5,000).

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee, Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and is involved with investor groups and key customers. The full Board determines Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. Mr. Levy currently receives an annual base salary of $160,000. We also provide him with leased offsite office space and a part-time administrator. In addition, Mr. Levy is eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He does not receive any separate compensation for his duties serving on the Board but receives the same reimbursement of expenses as do all other directors (other than the tax reimbursement for spousal expenses, which is only received by non-employee directors).

Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs. Mr. Levy, however, is eligible to participate in the Company’s EIP.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the possible transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to the Company’s legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2009 were included in one of the above categories.

Appendix A

AMENDMENT NO. 4

TO THE

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

Varian Medical Systems, Inc. having previously established the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), hereby amends the Plan as follows:

Section 4.1 is amended by the insertion of the following before the last sentence of Section 4.1:

Effective upon approval of this amendment by the stockholders of the Company, an additional 5.5 million Shares shall be available for issuance under the Plan.

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	By:	/s/ JOHN W. KUO
John W. Kuo Corporate Vice President, General Counsel & Secretary

A-i

AMENDMENT NO. 3

TO THE

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

Varian Medical Systems, Inc. having previously established the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), hereby amends the Plan as follows:

1.	Effective as of February 12, 2009, Section 4.1 is amended by the insertion of the following before the last sentence of Section 4.1:

Effective upon approval of this amendment by the stockholders of the Company, an additional 4.2 million Shares shall be available for issuance under the Plan.

2.	Effective November 14, 2008, the following is added as Section 10.14 of the Plan:

Notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board will review the conduct of executive officers in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	November 14, 2008	By:	/s/ JOHN W. KUO
John W. Kuo
Corporate Vice President, General Counsel & Secretary

A-ii

AMENDMENT NO. 2

TO THE

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

Varian Medical Systems, Inc. having previously established the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), hereby amends the Plan, effective as of August 8, 2008 as follows:

The last sentence in Section 2.49 is hereby amended in its entirely to read as follows:

“Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “separation from service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.”

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	August 8, 2008	By:	/s/ JOHN W. KUO
John W. Kuo
Corporate Vice President, General Counsel & Secretary

A-iii

AMENDMENT NO. 1

TO THE

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

Varian Medical Systems, Inc. having previously established the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), hereby amends the Plan, effective as of February 14, 2008 as follows:

Section 4.1 is amended by the insertion of the following before the last sentence of Section 4.1:

Effective upon approval of this amendment by the stockholders of the Company, an additional 2.6 million Shares shall be available for issuance under the Plan.

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	February 14, 2008	By:	/s/ JOHN W. KUO
John W. Kuo
Corporate Vice President, General Counsel & Secretary

A-iv

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

A-v

A-vi

(continued)

A-vii

(continued)

A-viii

(continued)

A-ix

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1    Effective Date.    This Second Amended and Restated 2005 Omnibus Stock Plan was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 (the “Adoption Date”) and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005 (the “Effective Date”). On December 7, 2005, the Board approved an amended and restated Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved this amended and restated Plan, provided that this Plan amendment is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2007 Annual Meeting of Stockholders.

1.2    Purpose of the Plan.    The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7    “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8    “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10    “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11    “Director” means any individual who is a member of the Board.

2.12    “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13    “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15    “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18    “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19    “Fiscal Year” means the fiscal year of the Company.

2.20    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22    “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23    “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.24    “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25    “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26    “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.27     “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.28     “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.29    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.30    “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.31    “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.32    “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.33    “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.34    “Plan” means the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35    “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.37    “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.38    “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.39    “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.40    “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.41    “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.42    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.43    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.44    “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.45    “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.46    “Shares” means shares of the Company’s common stock, $1.00 par value.

2.47    “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.48    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason.

Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “Severance from Service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1    The Committee.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2    Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4    Non-employee Directors.    Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    As of the Effective Date, and subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 4,000,000, plus such number of

Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. Upon approval of this Plan by the stockholders of the Company, an additional 2,650,000 Shares shall be available for issuance under the Plan. For purposes of the total number of Shares available for grant under this Plan, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.5 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2    Lapsed Awards.    If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section  4.1.

4.3    Adjustments in Awards and Authorized Shares.    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section  9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2     Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3    Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Non-qualified Stock Options.    In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4     Expiration of Options.

5.4.1    Expiration Dates.    Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d) The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e) The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2    Death of Participant.    Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3    Committee Discretion.    Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5    Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6    Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2    Termination of Service.    If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3    Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration.    No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2    Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4    Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5    Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.6    Payment Upon Exercise of SAR.    At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2    Restricted Stock and Restricted Stock Units Agreement.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability.    Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3    Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5    Removal of Restrictions.    Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1    Grant of Performance Units and Shares.    Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2    Initial Value.    Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3    Performance Objectives and Other Terms.    The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1    General Performance Objectives.    The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2    Section 162(m) Performance Objectives.    For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4    Earning of Performance Units and Performance Shares.    After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5    Form and Timing of Payment.    Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6    Cancellation.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1    Non-Employee Director Options.    Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.2     Terms of Options.

9.2.1    Option Agreement.    Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.2.2    Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3    Exercisability.    Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.2.4    Expiration of Options.    Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c) The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.2.5    Death of Director.    Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.2.6    Not Incentive Stock Options.    Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3    Substitute Options.    Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.4    Elections by Non-employee Directors.    Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chairman fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chairman and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.5    Deferred Stock Units.    Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.6    Terms of Deferred Stock Units.

9.6.1    Deferred Stock Unit Agreement.    Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.6.2    Vesting.    Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.6.3    Payment.    Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.6.4    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2    Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6    Nontransferability of Awards.    Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7    No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the minimum required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11    Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

10.12    Prohibition on Repricings.    Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13    Maximum Term of Options and SARs.    Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7) years from the Grant Date.

SECTION 11

AMENDMENT, TERMINATION AND DURATION

11.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

11.2    Duration of the Plan.    The Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from the Adoption Date. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Effective Date.

SECTION 12

LEGAL CONSTRUCTION

12.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated	February 15, 2007	By	/S/ JOHN W. KUO
John W. Kuo
Corporate Vice President, General Counsel & Secretary

Appendix B

VARIAN MEDICAL SYSTEMS, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1

PURPOSE

Varian Medical Systems, Inc., a Delaware corporation has established the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan in order to provide eligible employees of the Company and its participating Subsidiaries with the opportunity to purchase Common Stock through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code. This plan shall be effective on the later of the date it is adopted by the Board and the date the plan is approved by the Company’s stockholders (the “Effective Date”).

SECTION 2

DEFINITIONS

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4    “Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date, the Plan shall be administered by the Compensation and Management Development Committee of the Board.

2.5    “Common Stock” means the common stock of the Company.

2.6    “Company” means Varian Medical Systems, Inc., a Delaware corporation.

2.7    “Compensation” means a Participant’s regular wages. The Committee, in its discretion, may (on a uniform and nondiscriminatory basis) establish a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.8    “Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), (b) any Employee not scheduled to work at least five months every calendar year or at least 20 hours per week or (c) as provided in the following sentence. Subject to requirements of Section 423 of the Code, the Committee, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis) that an Employee or class of Employees shall not be an Eligible Employee.

2.9    “Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.10    “Employer” or “Employers” means any one or all of the Company, and those Subsidiaries which, with the consent of the Board, have adopted the Plan.

2.11    “Enrollment Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time.

2.12    “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.13    “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 8 or Section 9.

2.14    “Plan” means the Varian Medical Systems, Inc. Employee Stock Purchase Plan, as set forth in this instrument and as hereafter amended from time to time.

2.15    “Purchase Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.16    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1    Number Available.    The number of shares of Common Stock subject to the Plan shall be seven (7) million, which shall include such number of shares of Common Stock remaining available for issuance under the Varian Medical Systems, Inc. Employee Stock Purchase Plan immediately prior to the Effective Date. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2    Adjustments.    In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board shall make appropriate adjustments in the number, kind and purchase price of the shares available for purchase under the Plan, in the maximum number of shares subject to any option under the Plan and in the maximum number of shares purchasable on any one Purchase Date for any offering period.

SECTION 4

ENROLLMENT

4.1    Participation.    Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion and on a nondiscriminatory basis). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires.

4.2    Payroll Withholding.    On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation pursuant to such procedures as the Committee may specify from time to time. A Participant may elect to have withholding equal to a whole percentage from 1% to 10% (or such lesser, or greater, percentage that the Committee may establish from time to time for all options to be granted on any Enrollment Date) of his or her Compensation. A Participant may elect to increase or decrease his or her rate of payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. A Participant may stop his or her payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment form must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1    Grant of Option.    On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

5.2    Duration of Option.    Each option granted under the Plan shall expire upon the conclusion of the option’s offering period which will end on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 27 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the immediately following Enrollment Date.

5.3    Number of Shares Subject to Option.    The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

5.4    Other Terms and Conditions.    Each option shall be subject to the following additional terms and conditions:

(a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2;

(b) purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6.1;

(c) the price per share under the option will be determined as provided in Section 6.1; and

(d) the option in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Committee shall determine from time to time in its discretion.

SECTION 6

PURCHASE OF SHARES

6.1    Exercise of Option.    Subject to Section 6.2, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased shall be carried forward in the Participant’s account for the purchase of shares on the next Purchase Date. The price per share of the shares purchased under any option granted under the Plan shall be eighty-five percent (85%) of the lower of:

(a) the last quoted per share selling price for shares of Common Stock on the Grant Date for such option, or if there were no sales on such date, the last quoted per share price for shares on the most recent preceding date on which there were sales of shares of common stock; or

(b) the last quoted per share selling price for shares of Common Stock on the Purchase Date or if there were no sales on such date, the last quoted per share price for shares on the most recent preceding date on which there were sales of shares of common stock.

Notwithstanding the foregoing, the maximum number of shares purchasable by any Participant on any one Purchase Date for any offering period shall not exceed 1,000 shares (subject to adjustment under Section 3.2 and change pursuant to Section 5.3), and any amount not applied to the purchase of shares on behalf of a Participant by reason of such limitation shall be refunded to that Participant.

6.2    Delivery of Shares.    As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3    Exhaustion of Shares.    If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Such reduction method shall be “bottom up,” with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants (without interest thereon).

6.4    Accrual Limitations.    No Participant shall be entitled to accrue rights to acquire shares of Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with rights accrued under other purchase rights outstanding under this Plan and similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any of its Subsidiaries, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US$25,000) worth of stock of the Company or any Subsidiary (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding. For purposes of applying the accrual limitations of this Section 6.4, the right to acquire shares of Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows: (i) the right to acquire Shares of Common Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable during the calendar year; and (ii) no right to acquire shares of Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Twenty-Five Thousand U.S. Dollars (US$25,000) worth of shares of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year. If by reason of this Section 6.4, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded in the currency originally collected. In the event there is any conflict between the provisions of this Section 6.4 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 6.4 shall be controlling.

SECTION 7

WITHDRAWAL

7.1    Withdrawal.    A Participant may withdraw from the Plan by submitting a completed Employee Stock Purchase Plan Authorization form to the Company in such form and manner prescribed by the Company (in its discretion and on a uniform and nondiscriminatory basis). A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon).

SECTION 8

CESSATION OF PARTICIPATION

8.1    Termination of Status as Eligible Employee.    A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon). If a Participant is on a Company-approved leave of absence, his or her participation in the Plan shall continue for so long as he or she remains an Eligible Employee and has not withdrawn from the Plan pursuant to Section 7.1.

SECTION 9

DESIGNATION OF BENEFICIARY

9.1    Designation.    Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death. Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of beneficiaries.

9.2    Changes.    A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3    Failed Designations.    If a Participant dies without having effectively designated a beneficiary, or if no beneficiary survives the Participant, the Participant’s account shall be payable to his or her estate.

SECTION 10

ADMINISTRATION

10.1    Plan Administrator.    The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

10.2    Actions by Committee.    Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3    Powers of Committee.    The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(c) To cause an account or accounts to be maintained for each Participant;

(d) To determine the time or times when, and the number of shares for which, options shall be granted;

(e) To establish and revise an accounting method or formula for the Plan;

(f) To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(g) To determine the status and rights of Participants and their beneficiaries or estates;

(h) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j) To adopt such procedures and sub plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;

(k) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

10.4    Decisions of Committee.    All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

10.5    Administrative Expenses.    All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant, fees and taxes (including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

10.6    Eligibility to Participate.    No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

10.7    Indemnification.    Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities

(including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1    Amendment, Suspension, or Termination.    The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares shall be returned to the Participants (without interest thereon) as soon as administratively practicable.

11.2    Duration.    The Plan shall commence on the Effective Date, and subject to Section 11.1 (regarding the Board’s right to amend, suspend or terminate the Plan), shall remain in effect for ten (10) years from the earlier of the date of its adoption by the Board and the date of its approval by the Company’s stockholders.

SECTION 12

GENERAL PROVISIONS

12.1    Participation by Subsidiaries.    One or more Subsidiaries of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board to amend the Plan, and (b) to the Committee to administer and interpret the Plan. An Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

12.2    Inalienability.    In no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

12.3    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4    Requirements of Law.    The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

12.5    Compliance with Rule 16b-3.    Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.6    No Enlargement of Employment Rights.    Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.7    Apportionment of Costs and Duties.    All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

12.8    Construction and Applicable Law.    The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Any provision of the Plan which is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of Delaware (excluding Delaware’s conflict of laws provisions).

12.9    Captions.    The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed this Plan.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	, 2010	By
John W. Kuo
Corporate Vice President,
General Counsel & Secretary

VARIAN

medical systems

A Partner for life

3100 HANSEN WAY

PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to vote the shares.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 10, 2010. Have your proxy card in hand when you call and then follow the instructions to vote the shares.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18307-P85910

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

VARIAN MEDICAL SYSTEMS, INC.

The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR the remaining Proposals.

Vote on Directors

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. To elect the following nominees for a term ending at the 2013 Annual Meeting of Stockholders:

Nominees:

01) John Seely Brown

02) R. Andrew Eckert

03) Mark R. Laret

Vote on Proposals For Against Abstain

2. To approve an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan to

increase the number of shares available for awards thereunder;

3. To approve the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan; and

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

The proxies are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at http://materials.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M18308-P85910

VARIAN

medical systems

A Partner for life

Proxy – VARIAN MEDICAL SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders – February 11, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints TIMOTHY E. GUERTIN and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Crowne Plaza Cabana Hotel, Mediterranean meeting room, 4290 El Camino Real, Palo Alto, California 94306, on February 11, 2010, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof. If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of all nominees for director, FOR the approval of an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan to increase the number of shares available for awards thereunder, FOR the approval of the Varian Medical Systems, Inc. 2010 Employee Stock Purchase

Plan, FOR ratifying the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2010, and in accordance with the judgment of the proxyholder as to the best interests of Varian Medical Systems, Inc., upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith.

IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be Signed on Reverse Side)